                                                                     EXHIBIT 2.3


                             DATED 12th April 1999





                       (1) MR. J. W. M. CLARK AND OTHERS


                                      and




                           (2) SKYNET HOLDINGS INC.






                    --------------------------------------

                                   AGREEMENT

                       for the sale and purchase of the
                        entire issued share capital of
                    Freight on Board International Limited

                    --------------------------------------






                                Beaufort House
                                Chertsey Street
                                   Guildford
                                Surrey GU1 4HA
                              Tel: 01483 55 55 55
                              Fax: 01483 56 73 30
                                  JDR/9901062

                                     INDEX

                                                                      Page
                                                                      ----
1.    INTERPRETATION................................................    2

2.    SALE AND PURCHASE.............................................    9

3.    INITIAL CONSIDERATION AND ESCROW..............................    9

4.    COMPLETION...................................................    11

5.    THE OPTIONS..................................................    16

6.    WARRANTIES...................................................    19

7.    CONSIDERATION SHARES.........................................    22

8.    GLOBAL NETWORK ASSOCIATES LIMITED............................    24

9.    PROHIBITION ON TRADING IN SKYNET STOCK.......................    25

10.   RESTRICTIVE COVENANTS........................................    25

11.   GENERAL......................................................    28

12.   NOTICES......................................................    30

SCHEDULE 1.........................................................    33

THE SELLERS........................................................    33

SCHEDULE 2.........................................................    35

   DETAILS OF THE COMPANY AND THE SUBSIDIARY.......................    35

SCHEDULE 3.........................................................    37

   WARRANTIES BY THE WARRANTORS....................................    37

SCHEDULE 4.........................................................    88

   THE PROPERTY....................................................    88

SCHEDULE 5.........................................................    89

   PENSIONS PROVISIONS.............................................    89

SCHEDULE 6.........................................................    90

   INTELLECTUAL PROPERTY...........................................    90

THIS AGREEMENT is made the 12/th/ April 1999


BETWEEN:


(1) THE PERSONS whose names and addresses are set out in Schedule 1 ("the Sellers")

(2) SKYNET HOLDINGS, INC. whose principal place of business is at 344 South Glasgow Avenue, Inglewood, California 90301, U.S.A. ("the Buyer").



IT IS AGREED:


1.   INTERPRETATION


1.1  In this Agreement, unless the context otherwise requires:

     "ASSOCIATE"               means any person, firm or company which is a
                               connected person (as defined in Section 839 ICTA) of a Seller

     "BUSINESS DAY"            means a day on which clearing banks are open for
                               business in both London and New York City

     "THE BUYER'S GROUP"       means the Buyer and any subsidiary or holding
                               company of the Buyer, and any subsidiary of such holding company

     "THE BUYER'S SOLICITORS"  means Clyde & Co of Beaufort House, Chertsey
                               Street, Guildford GU1 4HA

     "CA 1985"                   means the Companies Act 1985

     "CALL OPTION"               means the option granted by clause 5.2

     "CLAIM" means any claim by the Buyer against the Warrantors under clause 6 or Schedule 3 or under the Tax Covenant.

     "THE COMPANY"               means Freight on Board International Limited,
                                 brief details of which are set out in Schedule
                                 2 Part 1

     "COMPLETION"                means completion of the sale and purchase of
                                 Shares in accordance with clause 2 or clause 5

     "THE CONSIDERATION"         means the Initial Consideration and the Option
                                 Consideration

     "THE CONSIDERATION SHARES"  means 114186 shares of Common Stock of par value $0.0001 each in the capital of the Buyer to be allotted and issued pursuant to clause 3 or clause 5.

     "DIRECTORS"                 means the directors of the Company or (where
                                 appropriate) of a Subsidiary immediately before the execution of this Agreement

     "THE DISCLOSURE LETTER"     means the letter of today's date from the
                                 Sellers' Solicitors to the Buyer's Solicitors

     "THE EMPLOYEES"             means the employees of the Company and of the
                                 Subsidiaries listed in the Disclosure Letter

     "ENVIRONMENTAL LAWS"        means all statutory, international, treaty,
                                 conventions and local laws, regulations, codes of practice, circulars and guidance notes relating to pollution or human health or the environment (including ambient air, surface water, ground water, tidal water and the foreshore between high and low tide, land surface or sub-surface strata), including, without limitation, laws and regulations relating to Environmental Matters or otherwise relating to the manufacture, possessing, distribution, use, processing, treatment, storage, disposal, transport or handling of Hazardous Materials

     "ENVIRONMENTAL LIABILITY"   means (without limitation) any written or oral
                                 notice given by any person or entity alleging liability or potential liability or any potential or actual liability for investigatory costs, clean-up costs, legal fees and disbursements, administrative costs, natural resource damages, damages for loss of existence value, property damage, personal injuries and any other claims, demands or penalties arising out of or based on or resulting from either the presence or release into the environment of any Hazardous Materials at any location or circumstances forming the basis of any violation or alleged violation of Environmental Laws

     "ENVIRONMENTAL MATTERS"  means (without limitation) waste, land including contaminated land, aquatic environment,
                              discharges, emissions, noise and vibration, heat, light and radiation, dangerous, hazardous or toxic substances and materials, nuisance and health and safety

     "ESCROW ACCOUNT"         means the bank account opened in accordance with
                              clause 5.9.

     "ESCROW AGREEMENT"       means the agreement in the agreed terms relating
                              to the Escrow Consideration referred to in Clause
                              3.2

     "ESCROW LETTER"          means the letter in the agreed terms referred to
                              in clause 5.9.

     "EVENT" means (without limitation) the death of any person, any change in the residence of any person for the purposes of Taxation, any payment, transaction, action, omission or occurrence of whatever nature and a failure and references to an event occurring on or before Completion shall include the combined result of two or more events the first of which shall have taken place (or shall be deemed to have taken place) or the commencement of which shall have occurred (or shall be deemed to have occurred) on or before Completion, and shall also include Completion

     "FA"                     means Finance Act

     "GROUP COMPANIES"        means the Company and the Subsidiary

     "HAZARDOUS MATERIALS"    means chemicals, pollutants, contaminants, waste,
                              petroleum, petroleum hydro-carbon products, explosives, radioactive substances, dangerous, hazardous or toxic substances and materials including the substances prescribed in Schedules
                              4, 5 and 6 of the Environmental Protection
                              (Prescribed Processes
                               and Substances) Regulations 1991 or any statutory modification thereof

     "ICTA"                    means the Income and Corporation Taxes Act 1988

     "INITIAL COMPLETION"      means Completion of the sale and purchase of the
                               Initial Shares in accordance with clause 3.

     "INITIAL CONSIDERATION"   means the consideration set out in Clause 3.

     "INTELLECTUAL PROPERTY"   means patents, trade marks, service marks,
                               designs, applications and rights to apply for any of the foregoing, copyright (including all copyright in any drawings, plans, specifications, manuals, designs, and computer software) inventions, trade secrets, financial information, know how and other confidential information, and business names and any similar rights, whether registerable or registered or not, in any part of the world, in each case owned by or used by a Group Company for the purpose of its business, including (without limitation) the Intellectual
                               Property details of which are set out in Schedule
                               6.

     INITIAL SHARES"           means those of the Shares which are held by
                               Sellers other than Mr J. W. M. Clark.


     "THE LAST ACCOUNTS"       means the audited balance sheet of each Group
                               Company (or in the case of the Subsidiary the Financial Statement) as at the Last Accounts
                               Date, the audited profit and loss account of each Group Company for the financial period ended on the Last Accounts Date, and the audited consolidated balance sheet as at such date and the audited consolidated profit and loss account for such period of the Company and the Subsidiaries, and (in each case) the auditor's and the directors' reports and notes thereon

     "THE LAST ACCOUNTS DATE"  means 31st October 1998

     "LIABILITIES"             means as at any relevant date, all actual or
                               contingent liabilities, whether liquidated, quantified or unliquidated, known or not, arising out of any event occurring before, or from circumstances subsisting, at that date and "liability" shall be construed accordingly

     "THE MANAGEMENT ACCOUNTS"   means the unaudited profit and loss account of
                                 the Company in respect of the period from 1st
                                 November 1998 to 31/st/ January 1999

     "THE OPTION CONSIDERATION"  means the consideration set out in Clause 5.7

     "THE OPTIONS"               means the Call Option and the Put Option.

     "THE OPTION SHARES"         means the Shares held by Mr J. W. M. Clark as
                                 set out in Column (2) of Schedule 1.

     "THE PENSION SCHEME"        means the pension scheme described in Schedule
                                 5

     "THE PLANNING ACTS"         mean the Town and Country Planning Act 1990,
                                 the Planning (Listed Buildings and Conservation
                                 Areas) Act 1990, the Planning (Hazardous
                                 Substances) Act 1990 and the Planning
                                 (Consequential Provisions) Act 1990

     "THE PROPERTY"              means the leasehold land and buildings briefly
                                 described in Schedule 4

     "PUT OPTION"                means the option granted by Clause 5.3.

     "REGISTRATION RIGHTS        means the agreement in the agreed terms between
     AGREEMENT"                  the Buyer and those of the Seller who receive
                                 consideration Shares.

     "THE SELLERS' SOLICITORS"   means Gordons of Winter Hill House, Marlow
                                 Reach, Station Approach, Marlow, Bucks SL7 1NT

     "THE SHARES"                means the whole of the issued share capital of
                                 the Company

     "SSAP" OR "FRS"             means either a Statement of Standard Accounting
                                 Practice published by the Accounting Standards
                                 Committee and adopted by the Institute of Chartered Accountants in England and Wales or a Financial Reporting Standard as issued by the Accounting Standards Board

     "THE STOCK EXCHANGE"        means London Stock Exchange Limited

     "THE SUBSIDIARY"            means FOB Distribution Services Inc details of
                                 which are set out in Schedule 2 Part 2

     "SUPPLEMENTAL AGREEMENT"  means any deed or document to be Agreement entered into pursuant to this Agreement

     "TCGA"                    means the Taxation of Chargeable Gains Act 1992

     "TAX COVENANT"            means a deed relating to Taxation in the agreed
                               form

     "TAXATION"                means any and all forms of taxes, levies,
                               contributions, duties and charges (including any relevant fine, penalty, surcharge or interest) in all cases in the nature of tax or corresponding to tax and all withholdings or deductions in respect thereof; of whatever nature and whenever imposed, (but excluding all forms of water, business and local government rates) imposed or levied by any tax authority acting as such whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person

     "TAXATION STATUTES"       means statutes (and all regulations and
                               arrangements whatsoever made thereunder) whether of the United Kingdom or elsewhere, and whether enacted before or after the date of this Agreement, providing for or imposing any Taxation

     "TAXES ACT 1970"          means the Income and Corporation Taxes Act 1970

     "TRADE MARKS"             means trade marks and service marks, registered
                               and unregistered, and applications to register the same, and logos, devices and business names, in each case owned and/or used by a Group Company for the purpose of its business

     "THE WARRANTIES"          means the warranties, representations and
                               undertakings set out in Schedule 3.

     "THE WARRANTORS"          means Mr J. W. M. Clark, Mr D Amos and Mr C
                               Brooker

     "1933 ACT"                means the Securities Act, as amended of the
                               United States of America

     "1934 ACT"                means the Securities Exchange Act of 1934, as
                               amended of the United States of America

1.2 The Schedules form part of this Agreement and take effect as if set out in this Agreement and references to this Agreement include the Schedules.

1.3 References to a statute or statutory provision include all subordinate legislation made pursuant to it, and include any statute, statutory provision or subordinate legislation which, before, on or after the date of this Agreement, amends, consolidates or replaces it and (so far as the liability under such provisions may exit or can arise) include also any statutory provision (as from time to time amended, consolidated or replaced) which the provision referred to (or any part thereof) had directly or indirectly replaced.

1.4  Words defined in CA 1985 have the same meaning when used in this Agreement.

1.5 Unless the context otherwise requires, references to the singular include the plural and vice versa, references to any gender include each other gender, and references to "person" include a natural person, a firm, a body corporate, an unincorporated association, a business, a foundation, a trust, and a partnership (in each case whether or not being a separate legal personality).

1.6 Clause headings are for information only and shall not affect the construction of this Agreement.

1.7 References to "in the agreed form" mean in the form agreed between the Sellers and the Buyer and for the purpose of identification initialled by the Sellers' Solicitors and the Buyer's Solicitors.

1.8 References to "including" or "include" or any derivative of either means including without limiting the generality of any description preceding such reference.

2.   SALE AND PURCHASE


2.1 Each of the Sellers shall sell with full title guarantee and the Buyer shall purchase the Initial Shares and, if either of the Options shall be duly exercised, the Option Shares in each case free from all claims, liens, charges and encumbrances, and together with all benefits and rights attaching to the Initial Shares, and the Option Shares including all dividends declared, and distributions made or paid, on or after the date of this Agreement.

2.2 Each of the Sellers hereby waives any pre-emption rights we may have in relation to any of the Shares under the Articles of Association of the Company or otherwise.


3.   INITIAL CONSIDERATION AND ESCROW


3.1  The Initial Consideration shall consist of:-

     (a) the sum of (Pounds)411,840 payable in cash on Completion to the Sellers (except Mr J.W.M. Clark) in the sums set out against their respective names in column (3) of Schedule 1.

     (b) 31,119 Consideration Shares apportioned between the Sellers (except Mr J.W.M. Clark) as is set against their names in Column (6 ) of Schedule l and issued to the Seller at Completion.

     (c) The sum of (Pounds)88,195 ("Earn Out Consideration") payable in accordance with, and subject to the provisions of, Clause 3.3 and apportioned between the Sellers (except Mr J.W.M. Clark) in the same proportions as is set out against their respective names in column (5) of Schedule 1.

3.2 (a) At Completion, the Buyer shall deposit into escrow 31,119 Consideration Shares (being part of the Initial Consideration) (the "Escrow Consideration"), which shall serve as collateral for the obligations of the Warrantors pursuant to this Agreement.


     (b) The deposit, maintenance and ultimate disposition of the Escrow Consideration shall be governed by the terms of the Escrow Agreement.

3.3 (a) Within 14 days after the end of each of the four successive periods of 3 calendar months calculated from the date of Completion (each an "Accounting Period"), the Buyer shall procure that the Company shall certify to the parties the aggregate gross revenue earned by the Company in the Accounting Period immediately expired, from those persons who are customers of the Company at the date of Completion ("Existing Customers") or have become customers during that Accounting Period on the introduction of the Seller ("New Customers").

     (b)  If the aggregate gross revenue certified in accordance with sub-clause
          (a) shall be not less than (Pounds)1,250,000, then the Buyer shall pay to the Sellers on account of the Earn Out Consideration the sum of (Pounds)22,049.


     (c) Within 14 days after the expiry of the fourth Accounting Period the Buyer shall procure that the Company shall certify to the Sellers the aggregate gross revenue earned by the Company during the four Accounting Periods from Existing Customers and New Customers.


     (d)  If the aggregate gross revenue certified in accordance with sub-clause
          3.3 (c) amounts to (Pounds)5,000,000 or more then the Buyers will pay to the Seller the Earn Out Consideration, less any sums paid on account under sub-clause 3.3 (b) : if the aggregate gross revenue so certified is less than (Pounds)5,000,000, then the Earn Out

          Consideration shall be reduced to that proportion of (Pounds)88,195 which is equal to the proportion which the aggregate gross revenue bears to (Pounds)5,000,000


     (e) All sums payable by the Sellers under this sub-clause 3.3 shall be paid 7 days after the issue of the Company's certificates as to the amount of its aggregate gross revenue.



4.   COMPLETION


4.1 Completion of the sale and purchase of the Initial Shares shall take place at the offices of the Buyer's Solicitors immediately after the signing of this Agreement when the matters set out in this clause shall be carried out.

4.2  The Sellers will deliver to the Buyer's Solicitors:-

     (a) duly executed transfers of the Initial Shares in favour of the Buyer or as it directs together with any power of attorney under which such transfers have been executed;

     (b)  the certificates for the Initial Shares;

     (c) duly executed transfers in favour of the Buyer or its nominee of all shares in Group Companies (other than the Company) not registered in the name of a Group Company, together with the relevant share certificates;

     (d)  the Tax Covenant duly executed by the Warrantors and each Group
          Company;

     (e) the resignation from office of each director and the Secretary of each Group Company (except those whom the Buyer has notified to the Sellers in writing prior to the date of this Agreement that it wishes to continue in office) with a written acknowledgement under seal from each of them, in such form as the Buyer requires, that he has no outstanding claim against the Company or any Group Company;

     (f) the resignation of the auditors of each Group Company confirming that they have no outstanding claims of any kind against any Group Company and containing a statement complying with Section 394(1) CA 1985; and

     (g) a service agreement in the agreed form between Sky International Limited and Mr J. W. M. Clark duly executed by him.

     (h) evidence of the transfer to Mr. John Clark and others of the Company's shareholding in Global Network Associates Limited

     (i) evidence of the resignation of Mr C Brooker as a director of Global Network Associates Limited.

4.3 The Sellers will procure delivery of the following to the Buyer or as it may direct:-

     (a)  the certificate of incorporation of each Group Company;

     (b)  the minute book of each Group Company duly made up to Completion;

     (c) the register of members and other statutory registers and books of each Group Company duly made up to Completion;

     (d)  the common seal of each Group Company;

     (e)  all unissued share certificates of each Group Company;

     (f)  the title deeds relating to the Property (if required);

     (g) all books of accounts and documents of record and all other documents in the possession or control of the Sellers in connection with each Group Company, all complete and up to date, together with bank statements of all bank accounts of each Group Company as at a date not more than two days prior to Completion and bank reconciliation statements in respect of each such account made up to Completion (if required);

     (h) all the current cheque books, paying books and unused cheques of each Group Company; and


     (i) releases in the form required by the Buyer of all mortgages or charges affecting each Group Company, except as agreed in writing before execution of this Agreement.


4.4  (Except as regards Global Network Associates Limited):-

     (a) Each of the Sellers will, and will procure that his Associates will, repay monies owing by any of them to each Group Company and will provide such evidence of payment on Completion as the Buyer shall require

     (b) The Buyer shall procure that the loans of which details are referred to in paragraph 6.6(a)(ii) of the Replies to Enquiries shall be repaid by the Company

4.5 The Sellers will procure board meetings of the Company and the Subsidiary to be held at which the Directors shall resolve to:-

     (a) register the transfers referred to in clauses 4.2(a) and 4.2(c) (subject to stamping);


     (b) appoint such persons as the Buyer shall nominate as directors and/or secretary;


     (c)  accept the resignations referred to in clause  4.2(e);


     (d) accept the resignation referred to in clause 4.2(f) and appoint the Buyer's Accountants as auditors of each Group Company;


     (e) approve and authorise for execution service agreements in the agreed form relating to the individuals referred to in clause 4.2(g); and


     (f) revoke all current instructions to bankers and replace them with new instructions stipulated by the Buyer (if required).


4.6 Upon completion of the matters referred to in clauses 4.1 to 4.5 the Buyer will:-


     (a) deliver the part of the Initial Consideration payable in cash on Completion by means of banker's draft to the Sellers' Solicitors (whose receipt will be a sufficient discharge therefor) and allot to the Sellers those of the Consideration Shares falling to be allotted on Completion;


     (b) pay into the Escrow Account the sum of (Pounds)338,160 (that is, the element of the Option Consideration payable under clause 5.7(a);

     (c) deliver to the Sellers a counterpart of the Tax Covenant duly executed by the Buyer; and


     (d) deliver to the persons referred to in clause 4.2(g) counterparts of the service agreement duly executed by the Company.


     (e)  deliver the Registration Rights Agreement duly executed.


4.7 The Buyer will not be obliged to complete the purchase of any of the Initial Shares unless each of the Sellers complies with all his obligations under sub-clauses 4.2 to 4.5.


4.8 If any Sellers fail to comply with any of his obligations under any such sub-clauses, the Buyer may:


     (a) defer Completion to a time, place and date (not more than 7 days later) notified to the Seller (so that the provisions of this clause 4 shall apply to Completion so deferred); or


     (b) proceed to Completion as far as practicable (without prejudice to its rights under this Agreement); or


     (c) treat this Agreement as terminated for breach of condition (but without prejudice to the rights and obligations of the Buyer which have accrued prior to termination).


4.9 Each of the Sellers undertakes (for himself and any nominee) that so long as he remains the registered holder of any of the Initial Shares he will:-

      (a) not represent himself as the beneficial owner of any of the Initial Shares;


      (b) exercise all powers, rights and privileges vested in the registered holder of the Initial Shares only in accordance with the written directions of the Buyer; and


      (c) hold the Initial Shares and any dividends or other distributions of profits or assets in respect thereof on trust for the Buyer.


4.10 Following Completion, the Buyer shall use its reasonable endeavours to procure release of the Sellers from all liability arising after Completion under the guarantees given by them on behalf of the Group Companies, of which details are set out in paragraph 7.7(e) of the Disclosure Letter.



5.    THE OPTIONS


5.1   In this clause "the Seller" means Mr J. W. M. Clark.


5.2   (a)  The Buyer grants to the Seller the right to require the Buyer to purchase the Option Shares for the consideration stated in sub-clause
           5.7 and otherwise upon and subject to the terms and conditions of this Agreement.


      (b) The Option granted by this sub-clause shall be exercisable at any time after 2/nd/ July 1999 and before 31/st/ July 1999.

5.3 (a) The Seller hereby grants to the Buyer the right to require the Seller to sell to the Purchaser the Option Shares held by the Seller for the consideration stated in sub-clause 5.7 (less (Pounds)1,000) and otherwise upon the terms and subject to the conditions of this Agreement.

     (b) The Option granted by this sub-clause shall be exercisable at any time after within 60 days after 31st July 1999.


5.4 The Options shall be exercisable in respect of all, and not some only, of the Option Shares by notice in writing from the Buyer to the Seller or vice versa.


5.5 Completion of the sale and purchase of the Option Shares shall take place 14 days after the date of service of the notice of exercise of an Option (or on the next succeeding Business Day if Completion would otherwise fall on a day which is not a business day): and in this clause, "Completion" means completion of the sale and purchase of the Option Shares.


5.6 The provisions of Clause 4 shall apply to Completion of the sale and purchase of the Option Shares, as if in that clause "Option Shares" were substituted for "Initial Shares".

5.7  The Option Consideration shall consist of :-

     (a) the sum of (Pounds)338,160 payable in cash on Completion to the Seller.

     (b)  83067 Consideration Shares issued to the Seller on Completion.

     (c) The sum of (Pounds)161,805 ("Option Earn Out Consideration") payable in accordance with, and subject to the provisions of Clause 5.8.

5.8  (a)  Within 14 days after the end of each of the four successive periods of
     3

          calendar months calculated from the date of Completion of the sale and purchase of the Initial Shares (each an "Accounting Period"), the Buyer shall procure that the Company shall certify to the parties the aggregate gross revenue earned by the Company in the Accounting Period immediately expired, from those persons who are customers of the Company at the date of Completion ("Existing Customers") or have become customers during that Accounting Period on the introduction of the Seller ("New Customers").


     (b)  If the aggregate gross revenue certified in accordance with sub-clause
          (a) shall be not less than (Pounds)1,250,000, the Buyer shall pay to the Seller on account of the Option Earn Out Consideration the sum of (Pounds)40,451.

     (c) Within 14 days after the expiry of the fourth Accounting Period the Buyer shall procure that the Company shall certify to the Seller the aggregate gross revenue earned by the Company as defined in clause 5.8
          (a) during the four Accounting Periods from Existing Customers and New Customers.

     (d) If Completion shall take place after the expiry of the first Accounting Period, the Buyer shall pay on Completion the sum payable under sub-clause 5.8(b) in respect of that Accounting Period

     (e)  If the aggregate gross revenue certified in accordance with sub-clause
          5.8 (c) amounts to (Pounds)5,000,000 or more then the Buyer will pay to the Seller the Option Earn Out Consideration, less any sums paid on account under sub-clause 5.8(b): if the aggregate gross revenue so certified is less than (Pounds)5,000,000, then the Option Earn Out Consideration shall be reduced to that proportion of (Pounds)161,805 as is equal to the proportion which the aggregate gross revenue bears to (Pounds)5,000,000.

     (f) All sums payable by the Seller under this sub-clause 5.8 shall be paid 7 days after the issue of the Company's certificates as to the amount of its aggregate gross revenue.

5.9 Upon Completion of the sale and purchase of the Initial Shares the Buyer will pay into a deposit account at the National Westminster Bank plc,
     (City) Branch in the joint names of the Sellers' solicitors and the Buyer's solicitors the sum of (Pounds)338,160 to be held by them in accordance with the terms of the Escrow Letter.


5.10 The Consideration Shares to be issued to the Seller in accordance with sub-clause 5.7(b) shall be deposited into escrow as one fund with the Escrow Consideration referred to in clause 3.2(a), and held upon the terms and provisions of the Escrow Agreement.


6.   WARRANTIES


6.1 The Warrantors, jointly and severally, to the extent and subject as set out in this clause 6, warrant, represent and undertake to the Buyer that the Warranties are true and accurate in all respects.

6.2 Each of the Warranties is given subject to the matters fully and fairly disclosed in the Disclosure Letter.

6.3 Each Warranty in respect of "the Company" shall be deemed to be a Warranty given in respect of the Company and each other Group Company and (unless the context or subject matter otherwise requires) the expression "the Company" in this clause and Schedule 3 shall be construed accordingly.

6.4 Each of the Warranties is a separate and independent Warranty and, except where expressly stated, no other Warranty or other clause in this Agreement restricts or limits the extent or application of any other Warranty or other clause.

6.5 The Buyer's rights and remedies in respect of any breach of the Warranties or under any other provision in this Agreement shall not be regarded as modified or varied by Completion, by any investigation made by or on behalf of the Buyer into the affairs of the Company and any Group Company, by the Buyer's rescinding or failing to rescind this Agreement, or by any failure to exercise or delay in exercising any right or remedy available to the Buyer.

6.6 The Warrantors undertake that, if the Buyer makes any claim under this Agreement, they shall not make any claim against the Company, or any other Group Company, or any director, officer or employee of any Group Company who is continuing in office or employment in a Group Company immediately after Completion, notwithstanding that the Warrantors may have placed reliance on any of them before entering into this Agreement.

6.7 The Warrantors undertake to the Buyer (for itself and as trustee for each Group Company) to indemnify the Buyer and each Group Company against any diminution in the value of the assets, or any increase in any liability of, and/or any payment necessarily made or required to be made by the Buyer or any Group Company, as a result of or in connection with, any breach of any of the Warranties, or required to put such Group Company in the position in which it would have been had there being no such breach of the Warranties, and against all costs and expenses incurred in connection therewith. This indemnity shall be without prejudice to any other rights and remedies of the Buyer in relation to the breach.

6.8 The Warrantors warrant and represent, in relation to any warranty which refers to the knowledge, information, belief and/or awareness of the Seller or any similar expression, that they have made full, due and careful enquiry into the subject matter of that warranty.

6.9 The Warrantors undertake with the Buyer immediately to disclose in writing to the Buyer any matter or thing which may arise or become known to them on or after the date of this Agreement and before Completion which is inconsistent with any of the Warranties or any of the contents of the Disclosure Letter, or which might be material to be known by a purchaser for value of the Shares.

6.10 The Buyer acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than the Warranties.

6.11 The provisions of Schedule 7 shall apply to the Warrantors' liability in respect of the Warranties.

6.12 (a) The Buyer shall be entitled to set off against any sum due from it to any of the Sellers in respect of the Earn Out Consideration, the amount of any Claim to which this sub-clause applies.

     (b)  This sub-clause applies to any Claim if:-

          (i)    notice of the Claim has been given in accordance with paragraph
                 (1) of Schedule 7 and

          (ii)   proceedings have been commenced in respect of the Claim; or

          (iii) Queen's Counsel has advised the Buyer that the Buyer has an arguable claim in respect of the Claim.

     (c) Any sum set-off under the provisions of this sub-clause may be held by the Buyer until such time as the amount of the Warrantors' liability shall have been agreed between the parties, or judgment in respect of the Claim has been given, and shall then be retained by the Buyer in or towards satisfaction of the amount for which the Warrantors are liable, or (as the case may be) released in whole or in part to the Sellers.


7.   CONSIDERATION SHARES


7.1 The Consideration Shares are not being registered under the 1933 Act on the basis of the statutory exemption provided by Section 4(2) thereof, relating to transactions not involving a public offering, and Buyer's reliance on the statutory exemption thereof is based in part on the representations of Sellers contained in this Agreement.

7.2  The Sellers represent:

     (a) that they have, or as of the Completion, will have reviewed such reports and registration statements of the Buyer as have been filed with the Securities and Exchange Commission and the Confidential Private Placement Memorandum dated 8th April 1999 as supplemented (the "Securities Reports") and that they have such knowledge and experience in financial and business matters that they are capable of utilising the information set forth therein concerning the Buyer to evaluate the risk of investing in the Buyer;

     (b) that they have been advised that the Consideration Shares to be issued by the Buyer will not be registered under the 1933 Act, except as otherwise provided in this Agreement or the Registration Rights Agreement, and accordingly, the Seller may only be able to sell or otherwise dispose of such shares in accordance with Rule 144 or the Registration Rights Agreement, or except as otherwise provided in this Agreement;

     (c) that the Consideration Shares will be held for investment and not with a view to, or for resale in connection with the public offering or distribution thereof;

     (d) that the Consideration Shares so issued will not be sold without registration thereof under the 1933 Act (unless such shares are subject to registration or in the opinion of counsel to the Buyer an exemption from such registration is available), or in violation of any law; and

     (e) that the certificate or certificates representing the Consideration Shares will be imprinted with a legend in form and substance substantially as follows:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION, OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BASED ON AN OPINION LETTER OF COUNSEL FOR THE COMPANY OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION."

          And the Buyer is hereby authorised to notify its transfer agent of the status of the Consideration Shares and to take such other action including, but not limited to, the placing of a "stop-transfer" order on the transfer agent's books and records to assure compliance with the 1933 Act.

     (f) The Sellers have, either upon the date hereof or before Completion hereunder been afforded the opportunity to review and are familiar with the Securities Reports and have based their decision to invest solely on the information contained therein, and the information contained within this Agreement and the associated exhibits and schedules, and have not been furnished with any other literature, prospectus or other information except as included in the Reports or this Agreement; and

     (g) The Sellers understand that no federal or state agency has approved or disapproved the Consideration Shares, passed upon or endorsed the merits of the transfer of such shares set forth within this Agreement, or made any finding or determination as to the fairness of such shares for investment.



8.   GLOBAL NETWORK ASSOCIATES LIMITED

8.1 Mr J. W. M. Clark hereby undertakes that he will at all times after the date of this agreement indemnify each Group Company and the Buyer against all and any costs claims charges or expenses which any of them may incur directly or indirectly from or in consequence of:

     (a) the Company's holding or having held shares in the capital of Global Network Associates Limited; or

     (b) the disposal of the Company's shareholding in Global Network Associates Limited

8.2 Mr J. W. M. Clark's liability under this clause shall not exceed the limit set out in paragraph (3)(a) of Schedule 7.

9.    PROHIBITION ON TRADING IN SKYNET STOCK


9.1 The Sellers acknowledge that the United States Securities Laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement from purchasing or selling the securities of the Buyer, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Buyer. Accordingly, the Sellers agree that they will not purchase or sell any Securities of the Buyer, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Buyer, until no earlier than 72 hours following:

      (a) The termination of a current report on Form 8-K to the Security and Exchange Commission announcing Completion pursuant to this Agreement provided that the Form 8-K is timely filed; or

      (b) the publication of a press release announcing Completion of this Agreement


10.   RESTRICTIVE COVENANTS


10.1  In this clause 10

      (a) "the Business" means international freight forwarding and international courier services; and

      (b) "the Prohibited Area" means (i) England, Wales, Scotland, Northern Ireland, Eire, Channel Isles and the Isle of Man, and (ii) any other country in the world in which any Group Company has supplied goods or services within the two years preceding Completion.


10.2 In further consideration of the sale and purchase effected by this Agreement and in order to protect the goodwill of each Group Company each of the Sellers hereby covenants and undertakes with the Buyer as follows:

      (a) he shall not at any time hereafter divulge or communicate to any person for his own or any other person's benefit or to the detriment or possible detriment of any Group Company or the Buyer, any of the trade secrets or other confidential information of any Group Company or the Business or of any client customer or supplier, which has or may come to his knowledge;

      (b) if he has obtained trade secrets or other confidential information belonging to any third party under an agreement which contained restrictions on disclosure he will not at any time infringe such restrictions;

      (c) he will not either directly, or indirectly as a director, employee, partner or shareholder, within 1 years after Completion carry on, or be engaged, concerned or interested in carrying on the Business within the Prohibited Area in competition with any Group Company;

      (d) in connection with any business competing or likely to compete with the Business, he will not use any business name, trade mark or logo used by any Group Company within the two years preceding Completion, or any confusingly similar business name, trade mark or logo;

      (e) he will not within 1 years after Completion, provide any advice, technical or otherwise, to any person carrying on business in the Prohibited Area in competition with or likely to be in competition with any Group Company;

      (f) he will not within 1 years after Completion solicit the custom of, interfere with, or endeavour to entice away from the Company, any person who at any time during the two years immediately preceding Completion was a customer of a Group Company in relation to goods sold or services supplied to that person by that Company;

      (g) he will not within 1 years after Completion employ, seek to employ, interfere with, or endeavour to entice away from, the Company any person employed by any Group Company at any time during the two years immediately preceding Completion; and

      (h) he will not do any of the above-mentioned things, directly or indirectly, with or for or on behalf of any other person.

10.3 Each of the Sellers shall procure that each of his Associates shall be bound by and observe the provisions of this clause as if they were parties covenanting with the Buyer.

10.4 Nothing in this clause shall preclude a Seller from being the owner for investment purposes only of not more than 2% of the equity share capital of any company listed on The Stock Exchange.

10.5 The parties confirm that they consider the restrictions contained in this clause 10 to be reasonable in all respects, but if any such restriction is held to be invalid or ineffective, but would not be so held if some part of it were deleted, or some modification were made to its terms, the parties agree that such restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

10.6 The provisions of sub-clauses 10.2(a) to 10.2(h) are separate and severable undertakings and shall be enforceable accordingly.


11.   GENERAL


11.1 This Agreement shall enure for the benefit of the successors in title and assigns of each party: but no party may transfer its obligations hereunder. The Buyer may assign all or any of its rights under this Agreement or any Supplemental Agreement, to any person who is for the time being the holder of any Shares in the capital of the Company.

11.2 Any assignment by the Buyer of its rights under this Agreement may be partial; so that the benefit of the Warranties or the Tax Covenant or any other indemnities and guarantees in this Agreement or any Supplemental Agreement may enure to the benefit of the holders of the Shares in proportion to their respective interests.

11.3 The Sellers shall secure an undertaking of the Company's auditors to provide SkyNet as may reasonably be requested from time to time following Completion such consents and other assistance as may be required to permit SkyNet to comply with its requirements under the 1933 Act or the 1934 Act, including, without limitation, consents to the inclusion of the Financial Statements and their report thereon in periodic reports, registration statements, or other filings of SkyNet under the 1933 Act or the 1934 Act from time to time.

11.4 The Sellers undertake that they and any necessary third party shall execute and perform all such further acts, deeds or assurances as may be required to vest the Shares in the Buyer and otherwise to fulfil the provisions of this Agreement.

11.5 Insofar as any provisions of this Agreement are not performed at Completion they will remain in full force and effect notwithstanding Completion.

11.6 Unless expressly stated otherwise, all obligations of the Sellers or the Warrantors under this Agreement and any Supplemental Agreement are joint and several obligations.

11.7 The Buyer may release or compromise the liability of, or grant any time, forbearance or indulgence to, any Seller or Warrantor under this Agreement and any Supplemental Agreement without modifying, affecting or prejudicing its rights against any other Seller or Warrantor.

11.8 The Buyer's rights and remedies under this Agreement are additional to any other rights and remedies which may be available to it; and its exercise of or failure to exercise, any right or remedy will not constitute a waiver of any other right or remedy.

11.9 If any term or provision of this Agreement or any Supplemental Agreement is held to be wholly or partly illegal or unenforceable at law, that term or provision shall to that extent be deemed not to form part of this Agreement or that Supplemental Agreement but the enforceability of the remainder of this Agreement or that Supplemental Agreement shall not be affected.

11.10 The Sellers will make no announcement in connection with this Agreement without the Buyer's written approval, unless required by law or The Stock Exchange, or the New York Stock Exchange and then only after prior consultation with the Buyer.

11.11 If any provision of this Agreement (or of any agreement or arrangement of which this Agreement forms part) renders this Agreement, or the said agreement or arrangement, liable to registration under the Restrictive Trade Practices Act 1976, that provision will not take effect until the day after particulars of this Agreement, or the said agreement or arrangement, have been duly furnished to the Director General of Fair Trading pursuant to Section 24 of the said Act.

11.12 Each party will bear all professional or other fees and expenses incurred by it in connection with the negotiation and completion of this Agreement, and all acts and events contemplated by it.

11.13 Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned, and as to any substituted dates and periods agreed in writing by the Sellers and the Buyer.

11.14 This Agreement and all Supplemental Agreements together constitute the entire agreement between the parties relating to the sale and purchase of the Shares and no variation of its or their terms will have effect unless it is in writing and signed by each party.

11.15 This Agreement shall be governed by and construed in accordance with English Law and the parties submit to the jurisdiction of the English Courts.


12.    NOTICES

12.1 Any notice to be given under this Agreement or any Supplemental Agreement shall be in writing, and may be delivered by hand, or sent by first class recorded delivery post, or by telex, or facsimile message, addressed to the party to be served (in the case of an individual) at the address herein stated and (in the case of a company) at its registered office for the time being or (in either case) to such other address as the addressee may from time to time have notified for the purpose of this clause.

12.2 Notices delivered by hand shall be deemed to have been served at the time of actual delivery. Notices sent by post shall be deemed to have been served at the expiry of 48 hours after posting. Notices sent by telex or by facsimile shall be deemed to have been served three hours after transmission if transmitted before 2 p.m. on a business day, and otherwise by 11 a.m. on the next business day.

12.3 In proving service by post it shall be sufficient to prove that the envelope containing the notice was properly addressed, and posted.

EXECUTED as a Deed by the parties on the day and year first before written.

EXECUTED AND DELIVERED        ) /s/ DV AMOS
AS A DEED BY                  )
DAVID VICTOR AMOS             )
In the presence of            )
KEITH GORDON, SOLICITOR, MARLOW



EXECUTED AND DELIVERED        ) /s/ DV AMOS AS ATTORNEY FOR KIM AMOS
AS A DEED BY                  )
KIM AMOS                      )
In the presence of            )
KEITH GORDON, SOLICITOR, MARLOW


EXECUTED AND DELIVERED        ) /s/ C BROOKER AS ATTORNEY FOR
AS A DEED BY                  ) SUSAN BROOKER
SUSAN JANE BROOKER            )
In the presence of            )
KEITH GORDON, SOLICITOR, MARLOW

EXECUTED AND DELIVERED        ) /s/ C BROOKER
AS A DEED BY                  )
CHRISTOPHER SHAUN BROOKER     )
In the presence of            )
KEITH GORDON, SOLICITOR, MARLOW

EXECUTED AND DELIVERED        )/s/ JOHN CLARK
AS A DEED BY                  )
JOHN WILLIAM MURRAY CLARK     )
In the presence of            )
KEITH GORDON, SOLICITOR, MARLOW



EXECUTED AND DELIVERED        ) /s/ JOHN CLARK AS ATTORNEY FOR
AS A DEED  BY                 ) LOUISA CLARK
LOUISA JANE CLARK             )
In the presence of            )
KEITH GORDON, SOLICITOR, MARLOW



EXECUTED AND DELIVERED        ) /s/ JOHN CLARK AS ATTORNEY FOR
AS A DEED BY                  ) IAN CLARK
IAN GEORGE CLARK              )
In the presence of            )
KEITH GORDON, SOLICITOR, MARLOW



EXECUTED AND DELIVERED        ) /s/ DJ SOAME
AS A DEED BY                  )
DAVID JAMES SOAME             )
In the presence of            )
KEITH GORDON, SOLICITOR, MARLOW



EXECUTED AND DELIVERED        ) /s/ DJ SOAME AS ATTORNEY FOR
AS A DEED BY                  ) CAROLYN SOAME
CAROLYN JOANE SOAME           )
In the presence of            )
KEITH GORDON, SOLICITOR, MARLOW


EXECUTED AS A DEED            ) /s/ VJEKOSLAV NIZIC
for and on behalf of          )  Director
SKYNET HOLDINGS INC           )
By                            ) /s/ MARTIN G. PARAVATO
                                      Secretary

                                  Schedule 1
                                  THE SELLERS

           (1)                  (2)            (3)                 (4)                (5)             (6)
     Names and Address         Shares        Initial              Option            Earn out      Consideration
     -----------------         ------        -------              ------            --------      -------------
      of Shareholder                       Consideration        consideration      Consideration      Shares
      --------------                       -------------        -------------      -------------      ------
                                            ((Pounds))           ((Pounds))         ((Pounds))        (No.)
                                            ----------           ----------         ----------        -----
(a)  David Victor Amos           695          33,845                 -                16,194          5,714
     4 Corby Drive
     Englefield Green
     Surrey TW20 OSD
(b)  Kim Amos                    694          33,796                 -                16,171          5,706
     4 Corby Drive
     Englefield Green
     Surrey TW20 OSD
(c)  Christopher Shaun           695          33,845                 -                16,194          5,714
     Brooker
     7 Gables Close
     Datchet
     Berkshire SL3 9BB
(d)  Susan Jane Brooker          694          33,796                 -                16,171          5,706
     7 Gables Close
     Datchet
     Berkshire SL3 9BB
(e)  John William              6,944            -                 338,160            161,805         83,067
     Murray Clark
     North House
     Pheasants Hill
     Hambledon
     Henley-on-Thames
     Oxon RE9 6SN
(f)  Louisa Jane Clark         1,007          49,039                 -                23,465          8,279
     North House
     Pheasants Hill
     Hambledon
     Henley-on-Thames
     Oxon RE9 6SN
(g)  Ian George Clark            625          45,000                 -                   -              -
     35 Welley Road
     Wraysbury
     Staines
     Middlesex TW19 5DW

(h)  David James Soame                  2,435            175,319               -                   -                       -
     Gardeners Cottage
     Mill Street
     Stanton St John
     Oxford OX33 1HP
(i)  Carolyn Joane Soame                  100              7,200               -                   -                       -
     Gardeners Cottage
     Mill Street
     Stanton St John
     Oxford OX33 1HP
(a)  (a)                                                              (a)
(b)  (b)Total                          13,889,           411,840      (B)  338,160             250,000                114,186

                                  SCHEDULE 2
                   Details of the Company and the Subsidiary

                             PART 1:  THE COMPANY

Company Number:   01586737

Date and Place of incorporation:  UK  21.10.81

Share Capital:     Authorised      Issued Ordinary shares of (Pounds)l each
                   --------------  ----------------------------------------

(Pounds)50,000     (Pounds)50,000  (Pounds)13,889

Registered Office: Unit 16, Britannia Industrial Estate, Poyle Road, Colnbrook, Berkshire SL3 OBH

Directors:  David James Soame
            Christopher Shaun Brooker,
            John William Murray Clark,


Secretary:  David Soame

Accounting Reference Date:  31st October

Auditors: Harben Barker of Drayton Court, Drayton Road, Solihull B90 4NG

Tax District and Reference Number:London City 3 Ref. 176/17994 11760

VAT Registration Number and local VAT office: 349030468
Hoyce
Thames Valley
Staines Area Businesses
Staines, Middlesex

                    PART 2:  THE SUBSIDIARY OF THE COMPANY

Name of Subsidiary:  FOB Distribution Services Inc.

Company Number:

Date and Place of Incorporation: New York

Share Capital:    Authorised    Issued and Allotted
                  ----------    -------------------

Issued Shares  200 without par value common stock
held by:  10 allotted to the Company

                    Number and
     Shareholder    Class of Shares  Beneficial Owner
     -----------    ---------------  ----------------

Registered Office:

Directors:  John Clark (President)

Secretary:  David Soame

                                  SCHEDULE 3
                         Warranties by the Warrantors


1.   THE SHARES

1.1 The Sellers are the beneficial owners and registered holders of all the Shares and have full power and authority to sell and transfer the same to the Buyer on the terms of this Agreement without the consent of any third party.

1.2 The Shares are fully paid or are credited as fully paid and constitute the whole of the issued and allotted share capital of the Company.

1.3 There is in force no agreement or arrangement which provides (conditionally or otherwise) for the issue, allotment or transfer of any share or loan capital of the Company (including any option or right of pre-emption or conversion).

1.4 None of the Shares was, or represents assets which were the subject of a transfer at undervalue, (within the meaning of the Insolvency Act 1986, s.238 or s.339) within the past 5 years.

1.5  None of the Shares was allotted at a discount.

2.   THE SELLERS' CAPACITY

2.1 The Sellers have full power and authority to enter into and perform this Agreement and the documents to be delivered by them at Completion, without the consent of any third party, and the obligations herein do, and in such documents shall, constitute binding obligations, enforceable on them in accordance with their terms.

2.2 There is no charge, pledge, lien or other encumbrance on, over or affecting the Shares or arrangement to give or create any such charge, pledge, lien or encumbrance.

3.   ACCOUNTS

3.1 The Last Accounts were prepared in accordance with the historical cost convention; and the bases and policies of accounting adopted for the purposes of preparing the Last Accounts are the same as those adopted in preparing the audited accounts of the Company in respect of the last three preceding accounting periods.

3.2  The Last Accounts:-

     (a) give a true and fair view of the assets and liabilities of the Company at the Last Accounts Date and its profits for the financial period ended on that date;

     (b) comply with the requirements of the Companies Acts and other relevant statutes;

     (c) comply with all current SSAPs and FRSs applicable to a United Kingdom company;

     (d) are not affected by any extraordinary, exceptional or non-recurring item;

     (e) properly reflect the financial position of the Company as at the Last Accounts Date;

     (f) fully disclose all the assets of the Company as at the Last Accounts Date; and

     (g) make full provision or full reserve for all liabilities and capital commitments of the Company outstanding at the Last Accounts Date, including contingent, unquantified or disputed, liabilities.

3.3 No amount included in the Last Accounts in respect of any asset, whether fixed or current, exceeds its purchase price or production cost (within the meaning of Schedule 4 CA 1985) or (in the case of current assets) its net realisable value on the Last Accounts Date.

3.4 In the Last Accounts and in the accounts of the Company for the three preceding financial years, the fixed assets of the Company have been depreciated in accordance with SSAP 12.

3.5 (a) No part of the amounts included in the Last Accounts, or subsequently recorded in the books of the Company, as owing by any debtor, is overdue by more than twelve weeks, or has been released on terms that any debtor pays less than the full book value of his debt, or has been written off, or has proved to any extent to be irrecoverable or is now regarded by the Company as irrecoverable in whole or in part.

     (b) The amounts due from debtors as at Completion (less the amount of any relevant provision or reserve, determined on the same basis as that applied in the Last Accounts and disclosed in the Disclosure Letter) will be recoverable in full in the ordinary course of business and in any event not later than twelve weeks after Completion; and none of those debts is subject to any counter-claim or set off, except to the extent of any such provision or reserve.

3.6 The Company has not at any time had an accounting reference date for the purposes of Section 224 CA 1985 other than the current accounting reference date.

3.7 All the accounting records, books, ledgers, financial and other records, of whatsoever kind of the Company:

     (a)  are in its possession or control;

     (b)  have been fully, properly and accurately kept and completed;

     (c)  do not contain any material inaccuracies or discrepancies; and

     (d) give a true and fair view of its trading transactions, and its financial, contractual and trading position.

3.8  The Management Accounts:-

     (a) give a true and fair view of the profits, assets and liabilities of the Company for the periods to which they relate;

     (b) were prepared in accordance with the historical cost convention and generally accepted accounting principles in the United Kingdom, consistently applied throughout;

     (c) properly reflect the financial position of the Company as at their date; and

     (d) contain or make direct reference to all information and factors necessary fairly to determine the gross profit margin (as that term is commonly understood) on sale of products and supply of services by the Company.

3.9 The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed with management's authorisations.


4.   CORPORATE MATTERS


4.1 (a) The only directors of the Company are the persons whose names are listed in Schedule 2 Part 1.

     (b)  No person is a shadow director (within the meaning of Section 741 CA
          1985) of the Company but is not treated as one of its directors for all the purposes of CA 1985.

4.2  The Company:-

     (a) is not the holder or beneficial owner of, nor has agreed to acquire, any share or loan capital of any company (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiary; and

     (b) has no branch, agency or place of business, or any permanent establishment (as the expression is defined in the relevant double taxation relief order current at the date of this Agreement) outside the United Kingdom.

4.3 Since the Last Accounts Date the Company has not issued or allotted, or agreed to issue or allot, any share or loan capital.

4.4 No one is entitled to receive from the Company any finder's fee, brokerage or other commission in connection with the sale and purchase of the Shares under this Agreement.

4.5 (a) The copy of the Memorandum and Articles of Association of the Company which is attached to the Disclosure Letter is accurate and complete in all respects and has embodied in it or annexed to it a copy of every such resolution as is referred to in Section 380 CA 1985.

     (b) The register of members and other statutory books of the Company have been properly kept and contain an accurate and complete record of the matters with which they should deal.

     (c) No notice or allegation that any of the foregoing is incorrect or should be rectified has been received.

     (d) Since the Last Accounts Date no resolution of any kind of the shareholders of the Company has been passed (other than resolutions relating to business at Annual General Meetings which was not special business).

4.6 (a) All returns, particulars, resolutions and documents required by the CA 1985 or any other legislation to be filed with the Registrar of Companies, or any other authority, in respect of the Company have been duly filed and were correct.

     (b) Due compliance has been made with all the provisions of the CA 1985 and other legal requirements in connection with the formation of the Company, the allotment or issue of shares, debentures and other securities, the payment of dividends and the conduct of its business.

     (c) All charges in favour of the Company have (if appropriate) been registered in accordance with the provisions of Sections 395, 409, 410 and 424 CA 1985.

4.7 The Company has in its possession all title documents relating to its assets, an executed copy of all agreements to which it is a party, and the original copies of all other documents which it owns or which ought to be in its possession.

4.8 To the best of the Warrantors' knowledge and belief there are not pending, or in existence, any investigations or enquiries by, or on behalf of, any governmental or other body in respect of the affairs of the Company.

5.   INFORMATION GIVEN TO BUYER

5.1 To the best of the Warrantors' knowledge and belief all information given by the Sellers, or the Sellers' Solicitors or any other person on behalf of the Sellers to the Buyer, or the Buyer's Solicitors relating to the business, activities, affairs, assets and liabilities of the Company was, when given, and is now accurate and comprehensive in all respects.

5.2 The contents of the Disclosure Letter, and of all documents accompanying it and referred to in it, are true and accurate in all respects, and fully and accurately disclose every matter to which they relate.

6.   TAXATION

6.1  ADMINISTRATION

     (a) The Last Accounts reserve or provide in full for all Taxation of any nature whatsoever or other sums imposed, charged, assessed, levied or payable under the Taxation Statutes for which the Company was at the Last Accounts Date liable or able to be made liable, and the Last Accounts reserve in full for any contingent or deferred liability to Taxation.

     (b) The Company has duly and punctually paid all tax which it has become liable to pay and is under no liability (and has not within the 6 years prior to the date hereof been liable) to pay any penalty or interest in connection with any claim for tax.

     (c) All payments by the Company to any person which ought to have been made under deduction of tax have been so made and the Company has if required by law to do so, accounted to the Inland Revenue for the tax so deducted.

     (d) The Company has operated the Pay As You Earn system accurately and correctly and has complied with its reporting obligations to the Inland Revenue in connection with benefits provided for employees of the Company.

     (e) All returns which should have been made by the Company for any Taxation purpose in respect of any accounting period up to and including the accounting period ending on the Last Accounts Date have been made, are correct and on a proper basis and not the subject of any dispute with the Inland Revenue, and the computations have been agreed with the Inland Revenue and the Company has made all returns and provided all information required to be provided under the Taxes Management Act 1970 or pursuant to any notice served thereunder.

     (f) The Company is not involved in any dispute with any Taxation authority whether within the United Kingdom or overseas.

     (g) Without prejudice to the generality of sub-clauses (b) and (d) above, the Company will on Completion have duly paid to the Inland Revenue or other appropriate authority:

          (i) all amounts of value added tax due by the Company in respect of goods or services supplied prior to Completion;

          (ii) all amounts of import duty and other taxes or charges payable upon the importation of goods and all excise duties payable in respect of any assets (including trading stock) imported or owned by the Company;

          (iii) all income tax deductible prior to Completion by virtue of the PAYE regulations from time to time in force;

          (iv) all advance corporation tax due in respect of franked payments under Section 14 ICTA and Schedule 13 thereof; and

          (v) all National Insurance contributions (due from both the employer and the employee) in respect of the employees of the Company.

     (h) The Company has not participated in any payroll deduction scheme as defined in Section 202 ICTA.

     (i) All statements and disclosures made to any authority in connection with any provision of the Taxation Statutes were when made, and remain, complete and accurate in all material respects.

6.2 (a) The Company is and has always been resident in the United Kingdom for Taxation purposes.

     (b) The Company is not and has at no time been an investment company nor an investment trust for the purposes of the Taxation Statutes.

     (c) The Company is not and has at no time been a close company for the purposes of the Taxation Statutes.

     (d) The Company has no and has at no time had any associated company for the purposes of the Taxation Statutes.

     (e) The Company is not a member of a European Economic Interest Grouping or any other kind of partnership, consortium or joint venture.

     (f)  All tax clearances obtained (if any) have been disclosed.

     (g) All tax warranties and indemnities given to or received from third parties (if any) have been disclosed.

6.3  CAPITAL GAINS

     (a) If each of the capital assets of the Company were disposed of otherwise than to an Associate for a cash consideration equal to the book value of the asset in, or adopted for the purpose of the Last Accounts no chargeable gain would accrue for the purposes of TCGA.

     (b) Save as provided for in the Last Accounts, the Company has not made any claim and is not entitled to make any claim under Section 279 TCGA (relief in respect of delayed remittances of gains) or Section 585 ICTA (relief from tax on delayed remittances).

     (c) No claims for rollover relief under Section 23 or 247 TCGA have been made by the Company.

     (d)  There are no capital losses carried forward by the Company.

     (e) The Company has not acquired any assets subject to a claim for holdover relief under Sections 165 or 260 TCGA or Section 79 FA 1980.

(f) There has not accrued any gain in respect of which the Company may be liable to corporation tax by virtue of the provisions of Section 13 TCGA (non-resident Company).

(g) No claim for rollover relief under Sections 152 to 158 TCGA made or provided for in the Company's accounts will or may be withdrawn when the Company leaves its existing group.

(h) The Company has not made any claim under Sections 152, 153 and 154 TCGA (replacement of business assets) with regard to the consideration for the disposal of or of its interest in any assets which are defined in the said
     Section 152(1) as "the old assets", and no assets owned by the Company and "the new assets" (as so defined) in relation to any claim made by any other company.

(i)  The Company has not received any asset by way of gift as mentioned in
     Section 282 TCGA and will not receive any such asset before Completion.

(j) Since the Last Accounts Date there has not been any transaction in respect of which the Company is or may become liable to Taxation under the corporation tax provisions relating to capital gains and the Company will not before Completion enter into any such transaction without the prior written consent of the Buyer.

(k) The Company has not been a party to, or involved in any scheme or arrangements whereby the value of any asset has been materially reduced so that on a disposal of the asset by the Company, Sections 30 to 34 inclusive TCGA (capital gains: value shifting) may be applicable.

(l) No gain chargeable to corporation tax will accrue to the Company on the disposal or satisfaction of a debt by reason of Section 251 TCGA (debts).

(m) No part of the consideration given by the Company for a new holding of shares (within the meaning of Section 126 TCGA) will be disregarded by virtue of Section 128(2) TCGA.

(n) The Company has not been a party to, or involved in any share for share exchange nor any scheme of reconstruction or amalgamation such as are mentioned in Sections 135 and 136 TCGA or Section 139 TCGA under which shares or debentures have been issued or any transfer of assets effected.

(o) The Company has not effected any demerger such as is mentioned in Section 213 ICTA.

(p) The Company has not made any election under paragraph 4 of Schedule 2 to the TCGA.

(q) The Company has not made any election for all the Company's assets then held (subject to paragraph 7 of Schedule 3 to the TCGA) to have a 31 March 1982 base value pursuant to Section 35(5) TCGA.

(r) The Company has not disposed of or acquired any asset in circumstances falling within Section 17 TCGA and is not entitled to any capital loss to which Section 18(3) TCGA will apply.

(s) The Company is not liable to be assessed to any taxation under the provisions of Section 189 or Section 190 TCGA.

(t) No loss which has arisen or may arise on the disposal by the Company of shares in, or securities of any company is liable to be disallowed in whole or in part by virtue of Section 176 or Section 177 TCGA.

(u) The Company has not ceased to be a member of a group of companies for the purposes of Section 178 and 179 TCGA, (deemed disposal of a chargeable asset) otherwise than as part of a merger to which Section 181 of the TCGA applies.

(v) The Company does not own any asset which was acquired from another company which was at the time a member of a group of Companies for the purposes of
     Section 170 TCGA.

     (w) The execution or completion of this Agreement will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes.

6.4  PROFITS AND LOSSES

     (a) The Company has not paid remuneration or compensation for loss of office nor made any gratuitous payment to any of its present or former directors or employees which will not be deductible in computing the taxable profits of the Company.

     (b) No provision has been made in the Last Accounts which will not be allowable for Taxation purposes.

     (c) No change of ownership of the Company has taken place in circumstances such that Section 768 ICTA (change in ownership of company: disallowance of trading losses) has or may be applied to deny relief for a loss or losses incurred by the Company and within the period of three years ending with the date of this Agreement, there has been no major change in the nature or conduct of any trade or business carried on by the Company, nor has the scale of the activities in any trade or business carried on by the Company at any time become small or negligible for the purposes of the section.

     (d) No change in ownership of the Company nor any major change in the nature or conduct of any trade or business carried on by the Company has occurred in circumstances such that Section 245 ICTA (calculation of advance corporation tax on change of ownership) has been or may be applied.

     (e) All Taxation losses of the Company are trading losses and are available to be carried forward and set-off against income from the same trade in succeeding periods and are agreed with the Inland Revenue.

     (f) The Company has not made and is under no obligation under which it is, or at any time may become, liable to make any payment of interest, an annuity or other annual payment such as may be disallowed as a deduction, as a set-off or as a charge on income or otherwise be unrelieved for corporation tax purposes whether by virtue of Section 787 ICTA (restriction of Relief for Payments of Interest) or Section 125 ICTA (annual payments for non-taxable consideration) or otherwise.

(g) The Company has not since 22 June 1971 entered into any such transaction as is mentioned in Section 780 ICTA (sale and leaseback: taxation of consideration received).

(h) The Company has not effected or entered into any act, transaction or arrangement of any nature whereby it has incurred, or may hereafter incur, any liability under, or by virtue of any of Sections 770, 781, 782 and 783 ICTA.

(i) The Company has not surrendered nor agreed to surrender any amount by way of group relief under the provisions of Chapter IV of Part X of ICTA (group relief).

(j) The Company is not, and has not at any time been, party to any arrangements falling within Section 410 ICTA (arrangements for transfer of company to another group or consortium).

(k) The Company is not, and will not become, liable to make any payment for an amount surrendered by any other company under, or in connection with the provisions of Sections 240 and 402 ICTA.

(l) Since the Last Accounts Date the Company has not surrendered or claimed any advance corporation tax under the provisions of Section 240 ICTA (set-off of Company's surplus advance corporation tax against subsidiary's liability to corporation tax).

(m)  The Disclosure Letter contains:

          (i) particulars of all elections made by the Company under Section 247 ICTA which are now in force;

          (ii) particulars of all arrangements and agreements relating to group relief as defined in Section 402 ICTA to which the Company is or has been a party; and

          (iii) particulars of all agreements or arrangements to which the Company is or has been a party relating to the surrender of advance corporation tax (whether made or received by the Company) under Section 240 ICTA.

     (n) All capital allowances made or to be made to the Company in respect of capital expenditure incurred prior to the date of this Agreement, or to be incurred under any subsisting commitment, have been made, or will be made in taxing its trade.

     (o) No allowances have been claimed by the Company which are liable to be reduced or withdrawn by virtue of Sections 1(6), 24, 46 and 47 Capital Allowances Act 1990.

     (p) The Company has neither made any claim for, nor received any payment by way of, grant under the Industrial Development Act 1982, such that a charge to tax under Case 1 or Case VI of Schedule D might be made under Section 93 ICTA.

     (q) Since the Last Accounts Date and pending Completion, the Company has not and will not have made or received any surrender relating to group relief or advance corporation tax.

6.5  INHERITANCE TAX

     (a) The Company has not entered into any transaction which has or may give rise to a direct or indirect charge to inheritance tax.

     (b) The Company is not liable to be assessed to inheritance tax by virtue of Part VII of the Inheritance Tax Act 1984.

     (c) There is no unsatisfied liability to inheritance tax attached or attributable to the Shares or any asset of the Company, and in consequence, no person has the power to raise the amount of such tax by sale or mortgage of or by a terminable charge on any of the Shares or assets of the Company as mentioned in Section 212 Inheritance Tax Act 1984 and none of the Shares or assets of the Company are subject to an Inland Revenue charge within Section 237 Inheritance Tax Act 1984.

     (d) The Company is not entitled to an interest in possession in settled property.

6.6  VALUE ADDED TAX

     (a) The Company is duly registered for Value Added Tax purposes and has complied in all respects with the Value Added Tax Act 1994, all orders, provisions, directions or conditions made or imposed thereunder and all provisions relating to Value Added Tax contained in the Taxation Statutes and has made and obtained full complete correct and up-to-date records invoices and other documents appropriate or requisite for the purposes of such legislation and is not liable to any forfeiture or penalty or to the operation of any penal provisions and has not been required by the Commissioners of Customs and Excise to give security and the Company is not registered for Value Added Tax as a member of a group of companies.

     (b) The Disclosure Letter contains full details of any assets of the Company to which the provisions of Part XV Value Added Tax (General) Regulations 1995 (the Capital Goods Scheme) apply and in particular the identity (including in the case of leasehold property the terms of years), date of acquisition and cost of the asset and the proportion of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

     (c) All supplies made by the Company are taxable supplies and the Company is not and will not be denied credit for any input tax by reason of the operations of Section 26 Value Added Tax Act 1994 and regulations made thereunder.

     (d)  No supplies have been made to the Company to which the provisions of
          Section 8 Value Added Tax Act 1994 might apply.

     (e) The Disclosure Letter contains details and copies of all elections, together with the relevant notification, made by the Company pursuant to paragraph 2 Schedule 10 Value Added Tax Act 1994.

     (f) The Company is not and has not since 1 August 1989 been in relation to any land, building or civil engineering work a developer within the meaning of paragraph 5(5) Schedule 10 Value Added Tax Act 1994.

     (g) The Disclosure Letter contains copies of all certificates issued by the Company pursuant to paragraph 13(4)(f) Schedule 3 Finance Act 1989.

     (h) Full details of any claim for bad debt relief under Section 36 of the Value Added Tax Act 1994 made by any member of the Group has been disclosed in writing to the Buyer.

6.7  STAMP DUTY, STAMP DUTY RESERVE TAX AND CAPITAL DUTY

     (a) The Company has duly paid all capital duty and all loan capital duty for which it has at any time been liable.

     (b) Within the 7 years ending on the date of this Agreement, the Company has not made any claim for relief or exemption under Section 55 FA 1927, or Section 42 FA 1930, or Part III Schedule 19 FA 1973, or
          Section 78 FA 1985 or Sections 75, 76 and 77 FA 1986.

     (c) All instruments (other than those which have ceased to have any legal effect) to which the Company is a party have been duly stamped.

     (d) The Company has duly paid all stamp duty reserve tax for which it has at any time been liable.

6.8  ANTI AVOIDANCE

     (a) The Company has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of avoiding or deferring Taxation.

     (b) No gain of a capital nature as defined in Section 776 ICTA (transactions in land: taxation of capital gains) has been realised from the disposal of land in respect of which the Company could be assessed to Tax under the provisions of that section.

     (c) The Company has not obtained any tax advantage in consequence of any transaction in securities to which the provisions of Section 703 ICTA (cancellation of tax advantage) apply.

6.9  OVERSEAS ELEMENTS

     (a) The Company does not carry on any trading activities outside the United Kingdom.

     (b) The Company has made all appropriate claims for relief under Double Taxation Relief Conventions, orders or other arrangements current at the date of this Agreement and has obtained full double tax relief for all income from outside the United Kingdom.

     (c) The Company has not transferred a trade carried on by it outside the United Kingdom in circumstances such that a chargeable gain may be deemed to arise at a date after such transfer under Section 140 TCGA (postponement of charge on transfer of assets to non-resident company).

     (d) The Company has not been a party to any election made under Section 187(1)(b) TCGA.

(e)  The Company does not have an overseas subsidiary.

(f)  The Company is not a member of an overseas partnership.

(g) The Company has not entered into any unlawful transaction under Sections 765 and 766 ICTA (migration of companies). There are attached to the Disclosure Letter copies of all notices required pursuant to The Movements of Capital (Required Information) Regulations 1990.

(h) The Company has not received foreign loan interest on which double taxation relief will or may be restricted under Section 798 ICTA (Interest on Certain Overseas Loans).

(i) No notice of the making of a direction under Section 747 ICTA (imputation of chargeable profit and creditable tax of controlled foreign companies) has been received by the Company and no circumstances exist which would entitle the Inland Revenue to make such a direction and to apportion any profit of a controlled foreign company to the Company pursuant to Section 752 ICTA (apportionment of chargeable profit and creditable tax).

(j)  The Company has not and has at no time had for the purposes of Chapter V of
     Part XVII ICTA an interest in an offshore fund which is or has at any time been a non-qualifying offshore fund.

(k) The Company will not at Completion have any liability for any Taxation outside the United Kingdom.

(l) The Disclosure Letter contains full particulars of all notices given to the Company under the Double Tax Relief (Taxes on Income) (General) Regulations 1970 and the Double Tax Relief (Taxes on Income) (General) (Dividend) Regulations 1973.

6.10 CLOSE COMPANIES

     (a)  The Company has not made any such transfer as is referred to in
          Section 125 TCGA (transfer of assets at an undervalue).

     (b) The Company has at all times up to the Last Accounts Date, been a trading company or a member of a trading group as defined in paragraph 7 Schedule 19 ICTA.

     (c) No distributions within Section 418 ICTA (additional matters to be treated as distributions) have been made by the Company.

     (d) No loan or advance within Section 419 ICTA (loans to participators etc) has been made or agreed to by the Company and the Company has not since the Last Accounts Date released or written off the whole or part of the debt in respect of any such loan or advance.

6.11 TAXATION GENERALLY

     (a) The Company has not issued any share capital to which the provisions of Section 249 ICTA (Stock Dividends) could apply nor does it own any such share capital.

     (b) Since the Last Accounts Date, the Company has not made any purchase of its own shares such as is mentioned in Section 219 ICTA or otherwise in respect of which no Inland Revenue clearance has been obtained.

     (c) No security issued by the Company and remaining in issue at the date of this Agreement was issued in such circumstances that the interest payable thereon falls to be treated as a distribution under Section 209 ICTA (meaning of distribution).

(d) The Company has not issued or acquired any deep discount securities as defined in Schedule 4 ICTA or any deep gains securities as defined in
     Schedule 11 FA 1989.

(e)  The Company has not at any time:

     (i) repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital, or otherwise reduced or agreed to reduce its share capital or any class thereof; or

     (ii) capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

(f) Neither the Company nor any of its employees are affected by any of the following kinds of employee benefit schemes (whether approved by the Inland Revenue or not):

     (i)    profit sharing scheme;

     (ii)   savings related share option scheme;

     (iii)  executive share option scheme;

     (iv)   employee share ownership plan;

     (v)    qualifying share ownership trust;

     (vi)   profit related pay scheme;

     (vii)  single company or corporation personal equity plan.

     (g) Since the Last Accounts Date and pending Completion, the Company has not carried out or entered into any transactions and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring on or after the date of this Agreement) any liability to Taxation of the Company has arisen or will or any arise (or would have arisen or would or might arise but for the availability of any relief allowance deduction or credit) other than corporation tax on actual income (and not chargeable gains or deemed income) of the Company arising from transactions entered into in the ordinary course of business.

7.   FINANCE

7.1  CAPITAL COMMITMENTS

     There were no commitments on capital account outstanding at the Last Accounts Date and since the Last Accounts Date the Company has not made or agreed to make any capital expenditure, or incurred or agreed to incur any capital commitments, nor has it disposed of or realised any capital assets or any interest therein.

7.2  DIVIDENDS AND DISTRIBUTIONS

     (a) Since the Last Accounts Date no dividend or other distribution (as defined in ICTA Chapter II of Part VI as extended by Section 418 ICTA) has been, or is treated as having been, declared, made or paid by the Company.

     (b) All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its Articles of Association and the applicable provisions of CA 1985.

7.3  BANK AND OTHER BORROWINGS

     (a) Full details of the Company's bank facilities are set out in the Disclosure Letter.

     (b) The total amount borrowed by the Company from each of its bankers does not exceed its respective overdraft facilities.

     (c) The total amount borrowed by the Company (as determined in accordance with the provisions of the relevant instruments) does not exceed any limitations on its borrowing powers contained in its Articles of Association or in any debenture or other deed or document binding upon it.

     (d) The Company has not outstanding, nor has it agreed to create or issue, any loan capital; the Company has not factored any of its debts or engaged in financing of a type which would not require to be shown or reflected in the Last Accounts, or borrowed any money which it has not repaid, save for borrowings not exceeding the amounts shown in the Last Accounts.

     (e) The Company has not since the Last Accounts Date repaid or become liable to repay any loan or indebtedness in advance of its stated maturity.

     (f) The Company has not received notice (whether formal or informal) from any lenders of money to it, requiring repayment or intimating the enforcement of any security the lender may hold over any of its assets; and there are no circumstances likely to give rise to any such notice.

7.4  LOANS BY AND DEBTS DUE TO THE COMPANY

     The Company has not lent any money which has not been repaid to it, nor does the Company own the benefit of any debt (whether or not due for payment) other than debts which have arisen in the ordinary course of its business and the Company has not made any loan or quasi-loan contrary to CA 1985.

7.5  LIABILITIES

     (a) The Company has no outstanding liabilities (including contingent liabilities) except as disclosed in the Last Accounts or incurred in the ordinary course of trading since the Last Accounts Date.

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     (b)  There has been no exercise, purported exercise or claim in respect of any charge, lien, encumbrance or equity over any of the fixed assets of the Company and there is no dispute directly or indirectly relating to any of its fixed assets.

     (c) The Company has not been the tenant of, or a guarantor in respect of, any leasehold property other than the Property.

7.6  WORKING CAPITAL

     Having regard to existing bank and other facilities, the Company has sufficient working capital for the purposes of continuing to carry on its business in its present form and at its present level of turnover for the period of forty five days after Completion.

7.7  CONTINUATION OF FACILITIES

     In relation to all debentures, acceptance credits, overdrafts, loans and other financial facilities outstanding or available to the Company (referred to in this paragraph as "facilities"):-

     (a) the Disclosure Letter sets out full details, and there are attached to it accurate copies of all documents relating to the facilities;

     (b)  the Company has complied with all the provisions of those documents;

     (c) no steps for the early repayment of any indebtedness have been taken or threatened;

     (d) there are no circumstances whereby the continuation of any of the facilities might be prejudiced, or which might give rise to any alteration in the terms and conditions of any of the facilities;

     (e) none of the facilities is dependent on the guarantee or indemnity of or any security provided by a third party; and

     (f) to the best of Warrantors' knowledge and belief none of the facilities is liable to be terminated, or any loan repaid, as a result of the acquisition of the Shares by the Buyer or any other thing contemplated in this Agreement.

7.8  GOVERNMENT GRANTS

     (a) The Disclosure Letter contains full details of all grants, subsidies or financial assistance applied for or received by the Company from any governmental department or agency or any local or other authority.

     (b) The Company has not done or omitted to do any act or thing which could result in all or any part of any investment grant, employment subsidy or other similar payment made, or due to be made to it becoming repayable or being forfeited or withheld in whole or in part.

8.   TRADING

8.1  CHANGES SINCE LAST ACCOUNTS DATE

     (a)  Since the Last Accounts Date:

          (i) the business of the Company has been continued in the ordinary and normal course;

          (ii) there has been no deterioration in the turnover or the financial or trading position or prospects of the Company;

          (iii) the Company has not by doing or omitting to do anything prejudiced its goodwill;

          (iv) no part of the business of the Company has been affected by any abnormal factor not affecting similar businesses to a like extent; and

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

          (v) the Company has paid its creditors in accordance with their respective credit terms and there are no amounts owing by the Company which have been due for more than six weeks.

     (b) The value of the realisable assets of the Company is not now less than at the Last Accounts Date.

     (c) The trading prospects of the Company have not been adversely affected as a result of any event or circumstance arising since the Last Accounts Date.

8.2  SELLERS' OTHER INTERESTS AND LIABILITIES TO THE COMPANY

     (a) Neither the Sellers, nor any member of the Sellers' Group, has any rights or interests, directly or indirectly, in any business other than that now carried on by the Company, any of which are, or are likely to be or become, competitive with the business of the Company.

     (b) There is no outstanding indebtedness of the Sellers or their Associates to the Company.

8.3  EFFECT OF SALE OF SHARES

     (a) To the best of the Warrantors' knowledge and belief a result of the purchase of the Shares by the Buyer:

          (i) no supplier to the Company will cease or be entitled to cease supplying it or may substantially reduce its supplies to it;

          (ii) no customer of the Company will cease or be entitled to cease to deal with it or may substantially reduce its existing level of business with it;

          (iii) the Company will not lose the benefit of any right or privilege which it enjoys; and

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

          (iv) no officer or senior employee of the Company will leave, or be entitled to terminate his employment.

     (b) To the best of the Warrantors' knowledge and belief compliance with the terms of this Agreement does not and will not:

          (i) conflict with, or result in the breach of, or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party, or any provision of the Memorandum or Articles of Association of the Company, or any order, judgement, award, injunction, regulation or other restriction or obligation of any kind by which the Company is bound or to which any of the Company's assets is subject;

          (ii) relieve any person from any obligation to the Company, or enable any person to terminate any right or benefit enjoyed by the Company, or exercise any right in respect of the Company;

          (iii) cause any encumbrance on any of the assets of the Company to crystallise or become enforceable; or

          (iv) cause any present indebtedness of the Company to become due and payable prior to its stated maturity.

8.4  CONDUCT OF BUSINESS IN ACCORDANCE WITH MEMORANDUM AND ARTICLES OF
     ASSOCIATION

     (a) The Company has at all times carried on business and conducted its affairs in all respects in accordance with its Memorandum and Articles of Association for the time being in force, and any other documents to which it is or has been a party.

     (b) The Company is empowered and duly qualified to carry on business in all jurisdictions in which it now carries on business.

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

8.5  JOINT VENTURE AND PARTNERSHIP

     The Company is not, and has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association and it is not, and has not agreed to become, a party to any agreement or arrangement for sharing commissions or other income.

8.6  MARKETING AGREEMENTS

     (a) The Company is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or to any trading or other agreement or arrangement, which in any way restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit.

     (b) The Company is not bound by any undertaking or assurance given to any court or governmental agency.

8.7  UNFAIR TRADING AND RESTRICTIVE PRACTICES

     (a) To the best of the Warrantors' knowledge and belief the Company has not done or omitted to do any act or thing which directly or indirectly:

          (i) contravenes any provision of the Trade Descriptions Acts 1968 and 1972;

          (ii) would or might result in a reference of a consumer trade practice, within the meaning of Section 13 of the Fair Trading Act 1973, or be liable to reference to the Consumer Protection Advisory Committee under Part II of the said Act;

          (iii)  contravenes the provisions of the Consumer Credit Act 1974;

          (iv) contravenes or is invalidated (in whole or in part) by, or is subject to registration under, the Restrictive Trade Practices Acts 1976 and 1977;

          (v)  contravenes any provision of the Treaty of Rome; or

          (vi) contravenes any other anti-trust, anti-monopoly or anti-cartel legislation or regulations.

     (b) To the best of the Warrantors' knowledge and belief the Company has not engaged in any anti-competitive practice as defined in the Competition Act 1980.

8.8  LITIGATION ETC

     (a) The Company is not a party to, or involved in, any litigation, arbitration, prosecution or other legal proceedings, and has not been engaged in any such proceedings during the three year period ending on the date of this Agreement. There are no claims or actions (whether criminal or civil) pending, threatened or anticipated against the Company or any of its directors or employees in relation to the Company, or in respect of which the Company is liable to indemnify any party concerned, or for which the Company may be vicariously liable. To the best of the knowledge and belief of the Warrantors, there are no facts which are likely to give rise to any such proceedings, actions or claims.

     (b) There is no dispute with any revenue or other official department in the United Kingdom or elsewhere, in relation to the affairs of the Company, and there are no facts which may give rise to any dispute.

     (c) To the best of the Warrantors' knowledge and belief there are no claims pending or threatened or capable of arising against the Company by an employee or workman or third party, in respect of any accident or injury, which are not fully covered by insurance.

 8.9 WINDING-UP ETC

     (a) No order has been made or petition presented or resolution passed for the winding up of the Company; no distress, execution or other process has been levied in respect of the Company which remains undischarged; there is no unfulfilled or unsatisfied judgment or court order outstanding against the Company; no receiver or administrative receiver has been appointed over all or any part of the Company's assets or business.

     (b) No director or officer of the Company has had a bankruptcy petition presented against him or has been convicted of, or charged with, and not acquitted of a criminal offence (other than a traffic offence the subject of a fixed penalty fine); no person who is or has at any time within the last three years been a director or officer of the Company is or was, when a director or officer of the Company, subject to any disqualification order or proceedings under CA 1985, the Insolvency Act 1985 or the Company Directors Disqualification Act 1986.

8.10 COMPLIANCE WITH STATUTES

     (a) To the best of the Warrantors' knowledge and belief, in the course of their duties to the Company, none of its officers, agents and employees has done or failed to do any act or thing, in contravention of any act, order, regulation or the like (whether of the United Kingdom or elsewhere) giving rise to any fine, penalty, default proceedings or other liability on its part.

     (b) The Company has conducted and is conducting its business in all respects in accordance with all applicable laws and regulations whether of the United Kingdom or elsewhere.

8.11 DATA PROTECTION

     (a) To the best of the Warrantors' knowledge and belief the Company has complied with all relevant requirements of the Data Protection Act 1984.

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

     (b) The Company has not received a notice or allegation from either the Data Protection Registrar or a data subject (as defined in that Act) alleging non-compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom.

     (c) No individual has claimed, or (to the best of the Warrantors' knowledge and belief) will have the right to claim, compensation from the Company under that Act for loss or unauthorised disclosure of data.

8.12 DOCUMENTS STAMPED

     All documents which in any way affect the right, title or interest of the Company in or to any of its property, undertaking or assets, or to which the Company is a party, and which attract stamp duty, have been duly stamped within the requisite period for stamping.

8.13 BUSINESS NAMES

     The Company does not use for any purpose a name other than its full corporate name.

8.14 TRANSACTIONS INVOLVING DIRECTORS

     The Company has not been a party to any transaction to which any of the provisions of Section 320 CA 1985 or Section 330 CA 1985 may apply.

8.15 POWERS OF ATTORNEY AND AUTHORITY

     (a)  No power of attorney given by the Company is in force.

     (b) There is not outstanding any authority (express or implied) under which any person may enter into any contract or commitment binding upon the Company.

8.16 LICENCES AND CONSENTS

     (a) The Company has obtained all licences and consents from any person, authority or body required for the conduct of its business copies of all such licences and consent are annexed to the Disclosure Letter and all are valid and in force.

     (b) The Company is not in breach of any of the terms or conditions of any of the licences or consents and there are no factors which might in any way prejudice the continuation or renewal of any of them.

8.17 SUBSISTING CONTRACTS

     The Company is not a party to any contract, transaction, arrangement or liability which is of an unusual or abnormal nature or outside the ordinary course of its business or the objects clause of the Company;

     (a) is for a fixed term of more than twelve months;

     (b) is unlikely to have been fully performed, in accordance with its terms, more than twelve months after the date on which it was entered into or undertaken;

     (c) is incapable of termination by it in accordance with its terms on sixty days' notice or less;

     (d) is reasonably foreseeable to result in a financial loss to it on completion of performance;

     (e) involves an aggregate outstanding expenditure by it of more than (Pounds)20,000;

     (f) is a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment; or

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

     (g) involves or is likely to involve obligations or liabilities which by reason of their nature or magnitude ought reasonably to be made known to an intending purchaser of the Shares.

8.18 DEFAULT UNDER AGREEMENTS

     (a) The Company is not, and will not, with the lapse of time, or by the execution of this Agreement, become:-

          (i) in default under any agreement or covenant to which it is a party or in respect of any other obligations or restrictions binding upon it;

          (ii) in default under any obligations existing by reason of membership of any association or body; or

          (iii) liable in respect of any representation or warranty (whether express or implied) or any matter giving rise to a duty of care on its part.

     (b) No party to any agreement with the Company is in default under it, to a degree which is or would be material in the context of the Company's financial or trading position and there are no circumstances likely to give rise to such a default.

8.19 OUTSTANDING OFFERS

     No offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company by acceptance or other act of some other person.

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

8.20 DEFECTIVE PRODUCTS

     The Company has not manufactured, sold or supplied products or services which were or are or will become in any material respect faulty or defective, or which were negligent, or which do not comply in any material respect with all warranties or representations, express or implied, made in relation to them, or with all applicable regulations, standards and requirements.

8.21 SERVICE LIABILITIES

     The Company is not liable (save as may be implied by law) to service, repair, maintain, take back or otherwise do, or not do, anything in respect of any goods that have been, or are after the date of this Agreement, delivered by it.

8.22 MAJOR SUPPLIERS AND CUSTOMERS

     The Company does not buy more than 10 per cent in value of its total purchases from the same supplier, or sell more than 10 per cent in value of its total sales to the same customer.

8.23 GUARANTEES AND INDEMNITIES

     There is not now outstanding in respect of the Company any guarantee, indemnity or agreement for suretyship, given by it or for its accommodation.

8.24 INSIDER CONTRACTS

     (a) The Company is not, and has not at any time during the last three years been, a party to any contract or arrangement in which the Sellers or any director of the Company, is or has had any interest, direct or indirect.

     (b) The Company is not a party to, nor have its profits or financial position during the three years ending on the date of this Agreement been affected by, any contract or arrangement which is not of an entirely arm's length nature.

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

8.25 MANAGEMENT REPORTS

     There have been no reports concerning the Company by financial or management consultants within the period of three years ending on the date of this Agreement.

9.   EMPLOYMENT

9.1  EMPLOYEES AND TERMS OF EMPLOYMENT

     (a) The Disclosure Letter contains full particulars of the names, dates of commencement of employment, and the terms and conditions of employment of all employees and officers of the Company, including (without limitation) remuneration, pension contributions and profit sharing, commission or discretionary bonus arrangements.

     (b) There are no agreements or other arrangements (whether or not legally binding) between the Company and any trade union or other body representing employees.

     (c) The Company is not a party to any contract to which Section 319 CA 1985 applies.

9.2  BONUS SCHEMES

     (a) The Company operates no scheme or arrangement under which any person is entitled to a commission, remuneration or other emolument calculated by reference to the turnover, profits or sales of the Company.

     (b) The Company has not registered a profit-related pay scheme under the provision of Part V Chapter III ICTA.

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

9.3  CHANGES IN REMUNERATION

     (a)  Since the Last Accounts Date:

          (i) no change has been made in the rate of remuneration, or the emoluments or pension benefits of any officer, ex-officer or senior executive of the Company (that is, a person receiving remuneration exceeding (Pounds)15,000 per annum); and

          (ii) no change has been made in any other terms of employment of any officer or senior executive.

     (b) The Company is not liable for nor accustomed to pay any moneys to or for the benefit of any officer or employee of the Company other than remuneration or emoluments of employment or pension contributions.

9.4  TERM INATION OF CONTRACTS OF EMPLOYMENT

     (a) All subsisting contracts of service to which the Company is a party are terminable at any time on three months' notice or less, without compensation (other than compensation in accordance with the Employment Rights Act 1996).

     (b) No employee of the Company, who receives remuneration exceeding (Pounds)15,000 per annum, and no officer of the Company, has given or received notice terminating his employment.

9.5  INDUSTRIAL DISPUTES AND NEGOTIATIONS

     Neither the Company nor its employees is involved in any industrial dispute, and there are no facts known, or which would on reasonable enquiry be known, to the Company or to the Sellers or to any of their respective directors which might suggest that there may be an industrial dispute involving the Company or that any of the provisions of this Agreement may lead to an industrial dispute.

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9.6  INDUSTRIAL AGREEMENTS

     The Company has not entered into any recognition agreement with a trade union nor has it done any act which might be construed as recognition.

9.7  PENSIONS

     (a) Save for the Pension Scheme, neither the Company nor any Subsidiary is under any legal or moral liability or obligation, or a party to any ex gratia arrangement or promise, to pay pensions, gratuities, superannuation allowances or the like, or otherwise to provide "relevant benefits" within the meaning of Section 612(1) ICTA to or for any of its past or present officers or employees or their dependants; and there are no retirement benefit, or pension or death benefit, or similar schemes or arrangements in relation to or binding on any of the Group Companies or to which any of them contributes.

     (b) Full particulars of the Pension Scheme, including particulars of the basis on which the employer and the employees make or are liable to make contributions thereto, and the most recent actuarial report and valuation and full and accurate details of the assets and current membership are contained in or annexed to the Disclosure Letter, and the Warrantors warrant that the Pension Scheme is solely governed by the deeds and documents, copies of which have been supplied to the Buyer and are listed in the Disclosure Letter.

     (c) The Pension Scheme is approved or capable of approval under Chapter 1 of Part XIV of ICTA as an exempt approved scheme and so far as the Seller are aware nothing has been done or omitted to be done which will or is likely to result in the Pension Scheme ceasing to be approved or capable of approval as an exempt approved scheme.

     (d) A contracting-out certificate (within the meaning of Section 30 of the Social Security Pensions Act 1975) is in force covering the employments of all employees who are members of the Pension Scheme and so far as the Warrantors are aware there is no ground on which it could be cancelled.

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     (e)  The Pension Scheme has been administered in accordance with the preservation requirements within the meaning of Section 63 of the Social Security Act 1973 and the equal access requirements of Part IV of the Social Security Pensions Act 1975 and subject thereto in accordance with the trusts powers and provisions of the Pension Scheme.

     (f) All lump sum death benefits which may be payable under the Pension Scheme are fully insured at normal rates.

     (g) All contributions and premiums which are currently payable in respect of members of the Pension Scheme by the Company and the Subsidiary participating in the Pension Scheme have been paid (and there has been no suspension of or reduction in the employer's contribution during the three years ending on the date hereof) and the Company and the Subsidiary have fulfilled their obligations under the Pension Scheme in all material respects.

     (h) No claim has been made against the trustees of the Pension Scheme or any of them or against any person whom the Sellers are or may be liable to indemnify or compensate in respect of any act, event, omission or other matter in respect of the members arising out of or in connection with the Pension Scheme and the Warrantors are not aware of any circumstances which might give rise to any such claim.

     (i) No undertakings or assurances have been given to all or any of past or present employees of the Company or of the Subsidiary as to the continuance, introduction, increase or improvement of any pension rights, entitlements, disability or death benefits and which the Buyer would be required to implement in accordance with good industrial relations practice whether or not there is any legal obligation so to do.

     (j) No promise or assurance has been given to any member of the Pension Scheme which is exclusively a defined contribution scheme that his or her benefits deriving therefrom will in any way be calculated by reference to his or her remuneration or equal (exactly or approximately) any particular amount.

     (k) Since the date of the latest actuarial valuation and report of the Pension Scheme:

          (i) no power or discretion has been exercised to augment or improve any benefits of any members thereof nor has any promise or announcement been made to do so;

          (ii) nothing has happened since the effective date of such valuation and report which would materially modify any statements or advice contained in the actuary's report on such valuation;

          (iii) no payment or repayment of any of the assets of the Pension Scheme has been made to the Company or to any other person, firm or company participating in the Scheme; and

          (iv) the Pension Scheme does not hold any legal or beneficial interest in any securities issued by or in any property leased to or occupied by any of the Group Companies and no loans have been made to any of the Group Companies.

10.  ASSETS

10.1 OWNERSHIP

     The Company owned at the Last Accounts Date and still owns, and had and still has a good and marketable title to, all assets included in the Last Accounts or acquired since that date, except current assets since sold or realised in the ordinary course of business.

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

10.2 ASSETS SUFFICIENT FOR THE BUSINESS

     The assets owned by the Company, together with the assets held under the hire purchase, leasing or rental agreements listed in the Disclosure Letter, comprise all assets necessary for the continuation of the business of the Company as now conducted.

10.3 STOCKS AND WORK IN PROGRESS

     (a) The stock of raw materials, packaging materials and finished goods now held are not excessive and are adequate in relation to the current trading requirements of the Company's business; none of the stock is obsolete, slow moving, unusable, unmarketable or inappropriate or of limited value in relation to the Company's current business and no contracts are outstanding which are likely to change this.

     (b) The current work in progress of the Company is adequate to maintain current cash flow and profitability at a level not less than is disclosed in the Management Accounts.

     (c) The stock-in-trade of the Company is in good condition and is capable of being sold by the Company in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser.

10.4 RETENTION OF TITLE

     The Company has not purchased any stock, goods or materials from any of its suppliers (which are material to its business) on terms that property in it does not pass until full payment is made or all indebtedness discharged.

10.5 LEASED ASSETS

     No circumstance has arisen or is likely to arise in relation to any asset held by the Company under a lease or similar agreement whereby the rental payable has been or is likely to be increased; and all such assets have at all relevant times been used for a qualifying purpose within the meaning of
     Section 64 FA 1980 and Section 70 FA 1982.

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10.6 CONDITION OF PLANT

     (a) To the best of the Warrantors' knowledge and belief the plant, machinery, vehicles and other equipment used in connection with the Company's business:

          (i) are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained;

          (ii)  are not surplus to requirements;

          (iii) are in its possession and control, and its absolute property, save for those items the subject of hire purchase, leasing or rental agreements listed in the Disclosure Letter, or in respect of which the aggregate outstanding payments do not exceed (Pounds)1,000;

          (iv) are not expected to require replacements or additions at a cost in excess of (Pounds)5,000 within six months from the date of this Agreement; and

          (v) are all capable and (subject to normal wear and tear) will remain capable throughout the respective periods of time during which they are each written down to a nil value in the accounts of the Company (in accordance with the normal recognised accountancy principles consistently applied prior to the date hereof) of doing the work for which they were designed or purchased.

     (b) Maintenance contracts are in full force and effect in respect of all assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors, and in respect of all assets which the Company is obliged to maintain or repair under any leasing or similar agreement; and all those assets have been regularly maintained to a good technical standard and in accordance with safety regulations usually observed in relation to assets of that description, and in accordance with the terms and conditions of any applicable leasing or similar agreement.

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11.  INSURANCE

11.1 All the assets and undertaking of the Company of an insurable nature are, and have at all material times been, insured in amounts representing their full replacement or reinstatement value, against fire and other risks normally insured against by persons carrying on the same business as that carried on by the Company.

11.2 Full particulars of all the policies of insurance effected by the Company are set out in the Disclosure Letter. Such policies are currently in full force and effect, and nothing has been done or omitted to be done which could make any such policy void or voidable or which is likely to result in an increase in premium.

11.3 None of the said policies are subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate.

11.4 No claim is outstanding or may be made under any of the said policies and no circumstances exist which are likely to give rise to such a claim.

12.  ENVIRONMENT

12.1 COMPLIANCE WITH ENVIRONMENTAL LAWS

     The Warrantors are not aware of any breach of Environmental Laws.

12.2 HAZARDOUS MATERIALS

     The Company has not engaged in or permitted any operations or activities upon or in connection with the use of the Properties or any portion thereof for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, recycling, release, discharge, refining, dumping or disposal of any Hazardous Materials

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     under, in or about the Properties, or has transported any Hazardous
     Materials to, from or across the Properties, or has permitted any Hazardous Materials to be used in any construction, or to be deposited or stored or otherwise located on, under, in or at the Properties, or has permitted any Hazardous Materials to migrate from the Properties upon or beneath other properties, or has any knowledge of any Hazardous Materials migrating or threatening to migrate from other properties on, about or beneath the Properties.

12.3 NOTICE OF VIOLATION

     The Company has not received any notice or other communication from any relevant authority or any other person or group of persons that any aspect of the business, operations or facilities of the Company is, or may be, in violation (or alleged violation) of Environmental Laws or Environmental Approvals or that it is or may be responsible for the cleanup or remediation of any substances at any location or of any other matter which is likely to lead to the Company incurring any Environmental Liability. So far as the Warrantors are aware, there are no circumstances known to the Seller or the Company that may prevent or interfere with full compliance with Environmental Laws in the future. There is no Environmental Liability pending or threatened against the Company nor, so far as the Warrantors are aware, against any person whose liability for any Environmental Claim the Company has or may have retained or assumed, either contractually or by operation of law.

12.4 LIABILITIES

     To the best of the Warrantors' knowledge and belief the Company has no Environmental Liability. Neither the Warrantors nor the Company are aware of any actions, claims or proceedings, whether actual or potential, relating in any way to Environmental Matters or any claims, costs or demands whatsoever and howsoever arising therefrom, nor has any reason to believe that the Sellers or the Company have or are likely to have any liability in relation to such matters.

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12.5 USE

     The Properties have not been and are not affected by any nuisance, pollution, noise or other factors whatsoever adversely affecting the Company's use or other rights in respect thereof.

13.  INTELLECTUAL PROPERTY

13.1 OWNERSHIP

     (a) The Company is the sole beneficial owner of all the Intellectual Property. All registered Intellectual Property is registered in the sole name of the Company and all applications for registration have been applied for in the sole name of the Company.

     (b) All the Intellectual Property is valid and subsisting and enforceable and has been and remains properly registered in any jurisdiction in which registration is available.

     (c) Details of all Intellectual Property which is registered or for which applications for registration have been made in the name of the Company are set out in Schedule 6. All renewal fees therefor have been paid, and, in the case of applications, all steps necessary for their prosecution have been taken to date. Nothing has been done or omitted to be done whereby any person will be able to seek the cancellation, rectification, expungement or any other modification of, or of the registration of, any of the Intellectual Property.

     (d) The subject matter of the Intellectual Property has been devised, made, created or otherwise generated by employees of the Company in the normal course of their employment.

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13.2 INFRINGEMENT AND LEGAL PROCEEDINGS

     (a) There is and has been no infringement or threatened infringement of any of the Intellectual Property by any other person, and the Company has not made any claim, threat or intimation of proceedings or considered proceedings against any other person in respect of any Intellectual Property.

     (b) There are and have been no proceedings actions or claims and the Company has not received any notice of any claim impugning the title, validity or enforceability of any of the Intellectual Property or claiming any right or interest in it, or any threat or intimation of any such proceedings.

     (c) The conduct of its business by the Company does not, and the use by the Company of the Intellectual Property, does not and will not, infringe the rights of any other person, and there are no grounds on which any other person is likely to bring any proceedings relating to infringement of any of such other person's rights.

13.3 LICENCES

     (a) The Company has not granted, nor is there subsisting, any licence, permission, consent, charge or assignment of or in respect of any of the Intellectual Property in whole or in part in favour of any other person, and there are no circumstances which could entitle any other person to call for such a licence, permission, consent, charge or assignment.

     (b) There are no licences, consents or permissions from, or arrangements or settlements with, any other person, or payments due to any other person, for use of or working in accordance with any of the Intellectual Property.

13.4 TRADE MARKS

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     (a)  The list of trade marks in Schedule 6 is a complete list of all trade marks, registered, unregistered, or for which application for registration has been made, included in the Intellectual Property.

     (b) The registered proprietor of each registered trade mark and the applicant for each application made before Completion to register a trade mark, included in the Intellectual Property, used that trade mark on all goods or services to which it applies, within two years of the date of application for registration of it and has not ceased to use that trade mark for any period exceeding two years.

     (c) All assignments of any trade marks have been properly executed and advertised in accordance with Section 22 of the Trade Marks Act 1938.

13.5 KNOW-HOW, ETC

     (a) All formulae, processes and other information ("technical information") owned or used by the Company in the course of its business are adequately documented, and to the extent that the same are confidential, no part thereof has been or will be disclosed to any other person, nor is there any agreement or other arrangement under which any other person can require such disclosure.

     (b) All confidential technical information forming part of the Intellectual Property which has been disclosed or to which access has been permitted to any other person has been made available under a written confidentiality undertaking, a copy of which is annexed to the Disclosure Letter.

13.6 GENERAL

     All advertising and marketing materials used by the Company in connection with its business comply with all legal requirements in all countries in which these materials are used or proposed to be used. Such materials are not defamatory and there are no grounds under which such materials could be challenged for any reason whatsoever, including (without limitation) defamation, trade libel or any analogous law.

14.  PROPERTY

14.1 TITLE AND TENURE

     (a) The Property comprises all the real property owned, occupied or otherwise used by the Company in connection with its business.

     (b) The Property which is occupied or otherwise used by the Company in connection with its business is so occupied or used by right of ownership or under lease or licence, and the terms of any such lease or licence permit such occupation or use.

     (c)  The Company is the legal and beneficial owner of the Property.

     (d) The information contained in Schedule 4 as to the tenure of the Property, the principal terms of the lease or licences held by the Company, and the principal terms of the tenancies and licences subject to, and with the benefit of which, the Property is held, is true and accurate in all respects.

     (e)  The Company has a good and marketable title to the Property.

14.2 ENCUMBRANCES

     (a) The Property is free from any debenture charge, rent charge, lien or other encumbrance securing the repayment of monies or other obligation or liability of the Company or any other person.

     (b) The Property is not subject to any outgoings other than uniform business rates, water charges and insurance premiums and (in the case of leasehold property) rent and service charges. All outgoings have been discharged and no liability, contingent or otherwise is outstanding.

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     (c)  The Property is not subject to any restrictive covenants, stipulations, easements, profits a prendre, wayleaves, licences, grants, restrictions, overriding interests or other such rights vested in third parties.

     (d) Where any such matters as are referred to in paragraphs 14.2 (a) (b) and (c) are disclosed in the Disclosure Letter, the obligations and liabilities imposed under them have been fully observed and performed and any payments in respect of them have been duly paid.

     (e) The Property is not subject to any option, right of pre-emption or right of first refusal.

14.3 PLANNING MATTERS

     (a) The Company's use of the Property is the permitted use for the purposes of the Planning Acts.

     (b) Planning permission has been obtained or is deemed to have been granted for the purposes of the Planning Acts with respect to the development of the Property and no such permission has been suspended or called in and no application for planning permission is awaiting decision.

     (c) No planning or building regulation consent has been refused or granted subject to unusual or onerous terms in respect of the Properties or any parts thereof or the modification of any consent in respect thereof.

     (d) To the best of the Warrantors' knowledge and belief compliance is being made and has at all times been made in all respects with planning permissions, orders, and regulations issued under the Planning Acts, the London Building Acts and building regulation consents and byelaws for the time being in force with respect to the Property.

     (e) To the best of the Warrantors' knowledge and belief compliance is being made and has at all times been made with all agreements under the Town and Country Planning Act 1990 s.106 made with respect to the Property.

     (f) To the best of the Warrantors' knowledge and belief compliance is being and has been made with all agreements made under the Highways Act 1980 s. 38, with respect to the Property.

     (g) The Property is not listed as being of special historic or architectural importance or located in a conservation area.

     (h) All development charges, monetary claims and liabilities under the Planning Acts or any other such legislation have been discharged and no such liability, contingent or otherwise, is outstanding.

14.4 STATUTORY OBLIGATIONS

     To the best of the Warrantors' knowledge and belief:-

     (a) compliance has been made with all applicable statutory and bye-law requirements with respect to the Property and in particular (but without limitation) with the requirements as to fire precautions, are environmental laws on other legislation, and under the Public Health Acts and the Office, Shops and Railway Premises Act 1963.

     (b) All requirements (formal or informal) of any competent authority (exercising statutory or delegated powers) in relation to the Property, have been complied with.

     (c) No licences or permissions, under the Licensing Act 1964 (or otherwise) are required for the conduct of the Company's business at the Property.

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

14.5 ADVERSE ORDERS

     (a) There are no compulsory purchase notices, orders or resolutions affecting the Property and to the best of the Warrantors' knowledge and belief no circumstances likely to lead to any being made.

     (b) There are no closing, demolition or clearance orders, enforcement notices or stop notices affecting the Property and to the best of the Warrantors' knowledge and belief no circumstances likely to lead to any being made.

14.6 CONDITION

     (a) In all material respects the Building and other structures on the Property are in good and substantial repair and fit for the purposes for which they are presently used.

     (b) There are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences or with respect to any easement, right of or means of access to the Property.

     (c) The principal means of access to the Property is over roads which have been taken over by the local or other highway authority and which are maintainable at the public expense and no means of access to the Property is shared with any other party nor subject to rights of termination by any other party.

     (d) The Property enjoys the main services of water, drainage, electricity and gas.

14.7 LEASEHOLD PROPERTIES

     (a) The Company has paid the rent and observed and performed the covenants on the part of the tenant, and the conditions contained in any lease under which any part of the Property is held, and all such leases are valid and in full force. As regards repairing obligations, the Company has received no notice that is in breach in any material respect.

     (b) All licences, consents and approvals required from the landlords and any superior landlords under any lease of the Property have been obtained, and the covenants on the part of the tenant contained in such licences, consents and approvals have been duly performed and observed.

     (c)  No rent reviews are currently in progress in respect of the Property.

14.8 TENANCIES

     (a) The Property is held subject to and with the benefit of tenancies as set out in Schedule 4.

     (b) With respect to such tenancies the Disclosure Letter contains particulars of:-

          (i) the rent and any rent review and, with respect to rent reviews, the date for giving notice of exercise of such reviews and the operative review date;

          (ii)  the term and any rights to break or renew the term;

          (iii) the obligations of the landlord and tenant in respect of outgoings, repairs, insurance, services, and service charge;

          (iv)  any options, pre-emption or first refusal rights;

          (v)   the user required or permitted under the terms of the tenancies;

          (vi) an entitlement of a tenant to compensation on quitting the premises let to him in respect of disturbance and improvements or otherwise; and

          (vii) any unusual provisions.

     (c) There has been no material or persistent breach of covenant by a tenant of any part of the Property.

                                  SCHEDULE 4

                                 The Property

1. Lease of Unit 16, Brittania Industrial Estate, Poyle Road, Colnbrook dated 7th November 1984 between Severn-Trent Water Authority (1) Nevin Electric Limited (2) and Nevin Electric (Holdings) Limited (3).

2. Lease of Unit 4, Bermondsey Trading Estate, Rotherhithe New Road, London SE16 dated 5th May 1998 between Industrial Property Investment Fund (1) and Freight On Board International Limited (2).

3. Agreement for lease of 11-13 Yeldon Court, Sanders Road, Wellingborough between Armfibre Limited (1) and Freight On Board International Limited
     (2).

4. Licence to occupy Unit 17, Brittania Industrial Estate, Poyle Road, Colnbrook dated 25th June 1997 between Lex Komatsu Forklift (South) Limited
     (1) and Freight On Board International Limited (2).

                                  SCHEDULE 5

                              Pensions Provisions


                                     None

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                                  SCHEDULE 6

                             Intellectual Property

1. The trade mark "FOB" registered on 14/th/ June 1996 at the Trade Mark Registry in respect of class 39 of the WIPO International Classification of Goods and Services with the registration number 2102705.

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                                  SCHEDULE 7

                       WARRANTORS' PROTECTION PROVISIONS

(1) The liability of the Warrantors in relation to the Warranties shall cease on the expiry of 15 calendar months after the date of Completion save as regards any alleged breach of which notice in writing (containing sufficient details of the event or circumstance giving rise to the breach to allow the same to be reasonably identified has been given to the Warrantors prior to that anniversary.

(2) The Warrantors shall not be liable for any Warranty claim unless their aggregate liability (or what would be their liability apart from this paragraph) exceeds (Pounds)10,000 but they shall then be liable for all such claims and not merely the excess over (Pounds)10,000.

(3) The total liability of the Warrantors under the Warranties and the Deed of Indemnity shall not in any event exceed the aggregate consideration which all the Warrantors receive for their shares and the liability of each individual Warrantor shall not exceed the following sums:-


     (a)       Mr J. W. M Clark    (Pounds)1,199,980

     (b)       Mr D Amos           (Pounds)150,010

     (c)       Mr C Brookes        (Pounds)150,010

(4) If the Buyer and the Group Companies, or any of them, are entitled to make a claim in respect of any act, event or default both under the Warranties and under the Deed of Indemnity, the claim shall be made first under the Deed of Indemnity and any amount payable to the Buyer or any Group Company under the Warranties shall be reduced to the extent of the claim.

                                      91